UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COUPA SOFTWARE INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2020

You are cordially invited to virtually attend the 2020 Annual Meeting of Stockholders of Coupa Software Incorporated that will be held on Wednesday, May 27, 2020 at 12:00 p.m. Pacific Time.

Details regarding the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our fiscal 2020 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card, if you have requested one. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you virtually attend our webcast of the meeting. Please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail regarding each of these voting options.

Thank you for your ongoing support of Coupa.

Very truly yours,

Robert Bernshteyn
Chief Executive Officer, Director and Chairman of the Board

COUPA SOFTWARE INCORPORATED

1855 S. Grant Street

San Mateo, CA 94402

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2020 annual meeting of stockholders of Coupa Software Incorporated will be held at the date, time and place indicated below.

Time and Date:	Wednesday, May 27, 2020 at 12:00 p.m. Pacific Time.

Place:

Live webcast at http://www.meetingcenter.io/262276226. Please see additional instructions in the section entitled “Questions and Answers About this Proxy Statement, the Annual Meeting and Voting Procedures” beginning on page 1.

Items of Business:

1)  To elect the director named in the proxy statement accompanying this notice to serve as the Class I director until the annual meeting held in 2023 and until his successor is duly elected and qualified.

2) To ratify the appointment of Ernst & Young LLP as Coupa Software Incorporated’s independent registered public accounting firm for the fiscal year ending January 31, 2021.

3) To hold an advisory (non-binding) vote to approve named executive officer compensation.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on April 2, 2020.

Voting:

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and vote on the Internet or by telephone or submit your proxy card, if you have requested one, as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About This Proxy Statement, the Annual Meeting and Voting Procedures.”

A Notice of Internet Availability of Proxy Materials (Notice) will be mailed to stockholders of record on or about April 13, 2020. The Notice contains instructions on how to access our proxy statement for our 2020 Annual Meeting of Stockholders and our fiscal 2020 annual report to stockholders on Form 10-K (together, the proxy materials). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of the proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: www.envisionreports.com/COUP.

If you have any questions regarding this information or the proxy materials, please visit our website at http://investors.coupa.com or contact our investor relations department at ir@coupa.com.

By order of the board of directors,

Robert Bernshteyn

Chief Executive Officer, Director and Chairman of the Board

This notice of annual meeting, proxy statement and accompanying form of proxy card are being made available on or about April 13, 2020.

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Questions and Answers

About this Proxy Statement, the Annual Meeting and Voting Procedures

This proxy statement is furnished in connection with solicitation of proxies by our board of directors for use at the 2020 annual meeting of stockholders (the “Annual Meeting”) to be held at 12:00 p.m. Pacific Time on Wednesday, May 27, 2020, and any postponements or adjournments thereof.

The Annual Meeting will be held exclusively via live webcast. The Annual Meeting will be accessible at http://www.meetingcenter.io/262276226. Stockholders will be able to attend the Annual Meeting, vote shares electronically, listen to the proceedings and submit questions, all via the live webcast.

To attend the Annual Meeting via the live webcast, you will need (1) the 15-digit control number that appears on the proxy card or on the voting instructions provided and (2) to enter the following password “COUP2020”. Additional directions for participating in the Annual Meeting are available at the website identified above. We encourage stockholders to allow ample time for online check-in. Please note that because the Annual Meeting is being held via live webcast only, stockholders will not be able to attend the Annual Meeting in person.

Beginning on or about April 13, 2020, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials. As used in this proxy statement, the terms “Coupa,” “we,” “us,” and “our” mean Coupa Software Incorporated and its subsidiaries unless the context indicates otherwise.

The information included in this Question and Answer section is explained in more detail towards the end of this Proxy Statement in the section entitled “Procedural Matters.”

ABOUT THIS PROXY STATEMENT

Q:	Why am I receiving these proxy materials?

A:

You are receiving these proxy materials from us because you were a stockholder of record at the close of business on April 2, 2020 (the “Record Date”). Our board of directors is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Wednesday, May 27, 2020 at 12:00 p.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being made available to you on or about April 13, 2020. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Q:	What is included in the proxy materials?

A:	The proxy materials include:

•	This proxy statement for the Annual Meeting;

•	Our fiscal 2020 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the year ended January 31, 2020; and

•	The proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.

Q:	What information is contained in this proxy statement?

A:

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.

Q:	How can I get electronic access to the proxy materials?

A:

Our proxy materials are available at www.envisionreports.com/COUP and at http://investors.coupa.com. The website addresses in this proxy statement are included for reference only. The information contained on these websites is not incorporated by reference into this proxy statement.

Important—You can find directions on how to instruct us to send future proxy materials to you by email at www.envisionreports.com/COUP.

We strongly encourage you to consider choosing to receive future proxy materials by email. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

REGARDING VOTING PROCEDURES

Q:	How can I vote my shares at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting. Shares held beneficially in street name may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card, if you have requested one, or follow the voting directions described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Stockholder of record—If you are a stockholder of record, there are three ways to vote without attending the Annual Meeting:

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Via the Internet—You may vote by proxy via the Internet by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.

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By Telephone—You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll-free number found on the proxy card.

•	By Mail—If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Beneficial owners—If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.

REGARDING THE ANNUAL MEETING

Q:	Can I attend the Annual Meeting?

A:

So long as you were a stockholder of record or a beneficial owner as of April 2, 2020, you are invited to virtually attend the Annual Meeting, which will be held exclusively via live webcast. You should logon at approximately 11:45 a.m. Pacific Time on the date of the Annual Meeting at http://www.meetingcenter.io/262276226. You will also be required (1) to provide the 15-digit control number that appears on the proxy card or on the voting instructions provided and (2) to enter the following password “COUP2020”. The meeting will begin promptly at 12:00 p.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the director identified in this proxy statement to serve as Class I director until the annual meeting held in 2023 and until his successor is duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021; and

(3)	To approve named executive officer compensation (on an advisory basis) for the fiscal year ending January 31, 2020.

Q:	What is the voting requirement to approve each of the proposals?

A:

Proposal One—The election of a director requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individual who receives the largest number of votes cast “for” is elected as director. As a result, any shares not voted “for” the nominee (whether as a result of withholding, abstention or a broker non-vote) will not be counted in the nominee’s favor.

Proposal Two—The affirmative vote of a majority of votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal Three—The affirmative vote of a majority of votes cast is required to approve (on an advisory basis) named executive officer compensation. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes will have no effect on the outcome of this proposal. Abstentions count as votes against this proposal.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote your shares:

•	“FOR” the nominee for election as Class I director listed in Proposal One;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2021; and

•	“FOR” the approval (on an advisory basis) of our named executive officer compensation.

The proxy statement and annual report to stockholders are available at www.envisionreports.com/COUP.

Proxy Statement Summary

The following is a summary of certain key information in our Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2020. In this Proxy Statement, we refer to Coupa Software Incorporated as ‘‘Coupa,’’ the ‘‘Company,’’ ‘‘we’’ or ‘‘us,’’ and we refer to our fiscal year ended January 31, 2020 as ‘‘fiscal 2020’’ or ‘‘FY20.’’

Voting Matters and Board Recommendations

The table below includes a brief description of each matter to be voted upon at the Annual Meeting, along with the voting recommendation of our board of directors, or ‘‘Board.’’

Proposal No.	Description of Matter	Board Recommendation

1	To elect the director identified in this proxy statement to serve as Class I director until the annual meeting held in 2023 and until his successor is duly elected and qualified.	FOR (the company nominee)

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2021.	FOR

3	To approve named executive officer compensation (on an advisory basis.)	FOR

Fiscal 2020 Highlights

Some of our business achievements during fiscal 2020 included the following:

•	Revenue—Total revenue grew to $389.7 million, an increase of 50% from the previous year.

•	Subscription service revenues—Subscription revenues were $345.3 million, an increase of 48% from the previous year.

•	Balance Sheet—Cash and cash equivalents were $268.0 million, short-term investments were $499.2 million, and total deferred revenue was $261.8 million, as of January 31, 2020.

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Cash Flow—Operating cash flows and free cash flows, which is defined as operating cash flow less purchases of property and equipment, were $68.2 million and $56.2 million, respectively, for the full fiscal 2020 year.

Additionally, our stock price increased from $86.96 per share on January 31, 2019 to $161.15 per share on January 31, 2020, representing an 85.3% return for stockholders. By comparison, the Nasdaq Composite Index had a return of 25.7% for the same period.

Board of Directors Snapshot

Our board of directors consists is divided into three classes with staggered three-year terms. In Proposal One, our stockholders are asked to vote on the re-election of one Class I director whose term will expire at the Annual Meeting. The tables below set forth certain information concerning this Class I nominee and the other incumbent Class II and Class III directors.

Board of Directors and

Corporate Governance

GOVERNANCE FRAMEWORK

Our business is conducted by our employees, managers, and officers, under the direction of the chief executive officer, or CEO, and the oversight of the board of directors, or Board. The Board is elected by the stockholders to oversee management in its duties. The Board is the ultimate decision-making body of the Company, except with respect to matters reserved to the stockholders. In fulfilling their responsibilities, both management and the Board are informed by their fiduciary duties under SEC rules and regulations, the listing rules of the Nasdaq Global Select Market, or “Nasdaq,” the exchange on which our common stock is listed, and other applicable law.

In addition to its general oversight of management, the Board performs a number of specific functions, which are explained in more detail in our Corporate Governance Guidelines, including the following:

•	selecting the chairman of the board and lead independent director, if applicable;

•	selecting the chief executive officer;

•	selecting the company’s other officers;

•	evaluating management performance and compensation;

•	overseeing management succession planning;

•	formulating company strategy;

•	overseeing risk management;

•	managing potential conflicts of Interest; and

•	ensuring the Integrity of financial reporting.

Certain areas of oversight, including with respect to executive compensation, director nominations and audit matters, are the sole or primary responsibility of our independent directors, or committees that consist solely of a subset of the independent directors, as specified in our Corporate Governance Guidelines and committee charters.

These principles establish the basic framework under which our Board has adopted and implemented more detailed policies and practices with respect to Board composition, Board independence, Board and committee evaluations, executive compensation, stockholder engagement, risk oversight and more.

Copies of our current corporate governance documents and policies, including our Corporate Governance Guidelines, Code of Conduct, and committee charters, are available on the Investor Relations section of our website at http://investors.coupa.com. The Board periodically reviews these corporate governance documents and policies and revises them when the Board determines it would serve the interests of the company and its stockholders to do so, such as in response to changing governance practices or legal requirements.

CODE OF CONDUCT

Our board of directors has adopted a Code of Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. Our Code of Conduct includes standards that are designed to deter wrongdoing and to promote, among other things:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to appropriate persons; and

•	Accountability for adherence to the code.

The Code of Conduct includes an enforcement mechanism designed to ensure prompt and consistent enforcement of the code, protection for persons reporting questionable behavior, clear and objective standards for compliance, and a fair process by which to determine violations.

The full text of our Code of Conduct is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com. We intend to disclose future amendments to, or waivers of, our Code of Conduct, at the same location on our website identified above. Our Code of Conduct constitutes a “code of conduct” within the meaning of Rule 5610 of the Nasdaq listing rules and a “code of ethics” within the meaning of Section 406(c) of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations.

BOARD STRUCTURE, SIZE AND COMPOSITION

Our board of directors is currently composed of six members, of whom five directors—Ms. Campbell and Messrs. Siboni, Stansbury, Thompson and van Veenendaal—are independent within the meaning of the Nasdaq listing rules, as explained in more detail below under “—Director Independence.” Our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Because the three-year terms for the three classes of directors are staggered, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor or the earlier of his or her death, resignation or removal.

Our Board believes the classified board structure continues to be in the best interests of our stockholders because, among other reasons:

•

it promotes the continuity of leadership and stability of the strategic course and business plan approved (and modified from time to time) by our Board, which management executes under the Board’s direction;

•	it encourages long-term strategic planning and the pursuit of initiatives that our Board believes will enhance long-term value for our stockholders; and

•	it enables our Board to balance more effectively short-term pressures against our long-term objectives.

The classification of our board may have the effect of delaying or preventing changes in our control or management and may discourage a third party from making a tender offer or attempting to obtain control of our company. Our Board has determined that, given our limited operating history as a public company, our rapid growth, the market opportunity for our services and the continuing evolution of our industry, among other factors, the benefits outweigh the risks of a classified board structure at this time. Our Board has reassessed, and intends to continue reassessing, the appropriateness of the classified Board structure for our company on a regular basis and no less than annually.

The Board also periodically reviews its size and assesses its ability to function effectively, based on its size, composition and other factors, and determines whether any changes to the size of the Board are appropriate. In general, we believe that the current size of our Board continues to be suitable for our company based on the size and complexity of our operations, the length of our operating history, and the mix of independent and non-independent directors on our Board. In particular, we believe that the relatively small size is important to allow our Board to continue to function effectively during this current phase of rapid growth and scaling. We anticipate that this number will increase in the near future as we continue to mature as a public company, particularly if we continue to grow and expand our operations as we have projected.

We do not currently have a formal policy on Board refreshment, but we expect to bring in new perspectives and increase the diversity of experiences and backgrounds represented by our Board members, in part, through the appointment of new directors to the Board when we increase its size from time to time as we continue to grow.

DIRECTOR INDEPENDENCE

The Nasdaq listing rules generally require that a majority of the members of a listed company’s board of directors be independent. In addition, Nasdaq rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. The independent directors perform several other important governance functions. For example, our Corporate Governance Guidelines provide for the independent members of our board to meet in executive session (i.e., without the CEO or other members of management present) at each regularly scheduled Board meeting, and at such other times as may be requested by an independent director. We have established procedures that enable stockholders and other interested parties to communicate directly with our independent directors, as discussed in more detail below.

Under Nasdaq rules, a director will only qualify as an “independent director” if that director is neither an officer nor employee of the company, and if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has affirmatively determined that none of our five non-employee directors, including the Class I nominee, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under Nasdaq rules.

Audit committee members must satisfy more stringent independence requirements under the Nasdaq rules and must also meet the criteria set forth in Rule 10A-3 under the Exchange Act.    Under these Nasdaq and SEC rules, in addition to the basic independence requirements, a member of an audit committee of a listed company:

•	may not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three year;

•

may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (b) be an affiliated person of the listed company or any of its subsidiaries; and

•	must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Audit committee members are also prohibited from receiving any compensation from us other than the fees they receive for service as a member of the Board or any of its committees.

Compensation committee members are also subject to additional requirements regarding their independence from management. The Nasdaq rules require that, in affirmatively determining the independence of any director who will serve on the compensation committee, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the company to the director; and

•	whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has determined that:

•	each member of our audit committee qualifies as an independent director pursuant to Rule 10A-3 and satisfies the independence requirements for audit committee members under the Nasdaq rules; and

•	each member of our compensation committee satisfies the independence requirements for compensation committee members under the Nasdaq rules.

The committees and their composition are discussed below under “—Board Committees.” Our Corporate Governance Guidelines are posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com.

BOARD LEADERSHIP STRUCTURE

Pursuant to our Corporate Governance Guidelines, our board of directors may separate or combine the roles of the chairman of the board of directors and Chief Executive Officer when and if it deems it advisable and in the best interests of the company and our stockholders to do so. These roles are currently combined as our board is currently chaired by Mr. Bernshteyn, who is also our Chief Executive Officer. The board of directors believes that it is in the best interest of Coupa and its stockholders for Mr. Bernshteyn to serve in both roles given his knowledge of our company and industry.

In addition, pursuant to our Corporate Governance Guidelines, if the chairman of our board of directors is not an independent director, the board of directors will appoint a Lead Independent Director. The responsibilities of the Lead Independent Director include:

•	to facilitate communication between management, the independent directors and the chairman of our board;

•	to participate in setting agendas for Board meetings;

•	to preside at executive sessions of the board of directors; and

•	other responsibilities under various other Board policies and programs.

Our board of directors has appointed Mr. Siboni as the current Lead Independent Director. He has served in this capacity since August 2016.

Our board of directors believes that having a combined Chairman and Chief Executive Officer, along with a Lead Independent Director, is the appropriate leadership structure for us at this time. We believe that this structure provides appropriate leadership and oversight of Coupa and facilitates effective functioning of both management and the board.

BOARD COMMITTEES

Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our board and its committees set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. Our board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each member of each committee of our board qualifies as an independent director in accordance with Nasdaq listing standards. Each committee of our board has a written charter approved by our board of directors. Copies of each charter are posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com.

The table below sets forth some of the key responsibilities of each committee (which are explained in more detail later on in this section) and information regarding certain attributes of the committees during our 2020 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Governance Committee

Size	Three (3) members	Two (2) members	Three (3) members

Members	Roger Siboni Leslie Campbell Scott Thompson	Frank van Veenendaal Tayloe Stansbury	Leslie Campbell Roger Siboni Tayloe Stansbury

Chair	Roger Siboni	Frank van Veenendaal	Leslie Campbell

Certain Key Responsibilities

•   Oversee accounting practices, system of internal controls, disclosure controls and processes, audit and financial reporting processes.

•   Review our interim and year-end operating results with management and our independent registered public accounting firm.

•   Establish procedures for handling complaints and anonymous employee submissions regarding accounting, internal controls and other matters.

•   Appoint and oversee work of our independent registered public accounting firm.

•   Review and approve significant related party transactions.

•   Discharge the responsibilities of our board of directors relating to compensation policies and programs.

•   Evaluate the performance of our CEO and determining our CEO’s compensation.

•   Determine the compensation of our other executive officers in consultation with our CEO.

•   Administer our stock-based compensation plans, including granting equity awards and approving modifications of the awards.

•   Oversee the nomination of directors.

•   Identify, evaluate and make recommendations of nominees to our board of directors.

•   Evaluate the performance of our board and individual directors.

•   Review developments in corporate governance practices.

•   Evaluate the adequacy of our governance practices and make recommendations to the Board.

No. of Meetings in FY20	Nine	Four	Four

No. of Actions by Written Consent in FY20	None	Two	None

Miscellaneous	Each member is a “financial expert” under applicable SEC regulations.	Each member is a “non-employee director” under Rule 16b-3 of the Exchange Act.

Audit Committee

Our audit committee was formally established in fiscal 2015. During the year ended January 31, 2020, our audit committee held nine meetings. The members of our audit committee are comprised of Ms. Campbell and Messrs. Siboni and Thompson, each of whom is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and each of whom can read and understand fundamental financial statements. Mr. Siboni serves as chair of the audit committee. Our board of directors has determined that each of Ms. Campbell and Messrs. Siboni and Thompson qualify as an audit committee financial expert within the meaning of SEC regulations and that each meets the financial sophistication requirements of Nasdaq.

The audit committee of our board of directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Significant related party transactions will be approved by our audit committee before we enter into them, as required by applicable rules and listing standards.

Compensation Committee

Our compensation committee was formally established in fiscal 2015. During the year ended January 31, 2020, our compensation committee held four meetings. The members of our compensation committee are Messrs. van Veenendaal and Stansbury, each of whom our board of directors has determined qualifies as independent under Rule 10C of the Exchange Act and related Nasdaq listing standards, and each of whom is a “non-employee director” as such term is defined under Rule 16b-3 of the Exchange Act. Mr. van Veenendaal serves as chair of the compensation committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation policies and programs. Among other things, specific responsibilities of our compensation committee include evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. The compensation committee also determines the compensation of our other executive officers in consultation with our Chief Executive Officer. In addition, our compensation committee administers our stock-based compensation plans, including granting equity awards and approving modifications of such awards. Our compensation committee also reviews and approves various other compensation policies and matters.

Our executive officers may make recommendations on the form and amount of executive compensation, but the compensation committee makes the final decision and is not bound by executive officer recommendations. Our compensation committee has delegated authority to our Chief Executive Officer to grant options and restricted stock units under certain specified guidelines.

Compensation Committee Interlocks and Insider Participation

As noted above, during the year ended January 31, 2020 and currently, the compensation committee of our board of directors is comprised of Messrs. van Veenendaal and Stansbury. None of our executive officers serves, or served during the year ended January 31, 2020, as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board or our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee was established in fiscal 2017. During the year ended January 31, 2020, our nominating and corporate governance committee held four meetings. The members of our nominating and corporate governance committee are Ms. Campbell, and Messrs. Siboni and Stansbury, each of whom is independent under the rules and regulations of the SEC and Nasdaq. Ms. Campbell serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our board of directors and evaluates the performance of our board and individual directors. Our nominating and corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our governance practices and making recommendations to our board concerning corporate governance matters.

IDENTIFYING AND EVALUATING DIRECTOR CANDIDATES

Criteria for Evaluating Candidates

General

When considering potential candidates for membership on our board of directors, our nominating and corporate governance committee considers relevant business and other experience and demonstrated character and judgment as described in our Policies and Procedures for Director Candidates.

In addition to these candidate qualities, our nominating and corporate governance committee considers the current composition of the board of directors in its evaluation of candidates for membership. The board believes that factors such as range and diversity of expertise, perspective in areas relevant to our business, character, judgment, diversity, age, independence, experience, length of service and other commitments as it relates to each individual board member as well as the board as a whole are important considerations in determining board composition. The nominating and corporate governance committee believes that, as a group, the nominees for election complement our board composition and bring a diverse range of backgrounds, experiences and perspectives to the board’s deliberations.

Diversity

In identifying candidates for the Board, the Nominating and Governance Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by a particular vacancy. As part of the process, the Nominating and Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. While the company currently has no formal diversity policy that applies to the consideration of director candidates, the Nominating and Governance Committee has determined that diversity should be an important consideration in the selection of candidates, and that the Board should be comprised of members who reflect diversity not only in race and gender, but also in viewpoints, experiences, backgrounds, skills and other qualities and attributes. The Board has determined that gender and ethnic diversity, in particular, should weigh heavily in its decisions to appoint new directors in the future.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider stockholder recommendations and nominations for directors submitted in accordance with the procedure set forth in our bylaws and our Policies and Procedures for Director Candidates, which are each posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com, and summarized in this proxy statement.

Stockholder recommendations for candidates to our board of directors must be received by January 31st of the year in which the recommended candidates will be considered for nomination, must be directed in writing to Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending person’s ownership of our capital stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the board, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references and an indication of the candidate’s willingness to serve. The procedures and requirements for submitting stockholder nominations for director are summarized towards the end of this Proxy Statement in the section entitled “Stockholder Proposals and Director Nominations.”

There are no differences in the manner in which our nominating and corporate governance committee evaluates a candidate that is recommended for nomination for membership on our board by a stockholder, as opposed to a candidate that is recommended for nomination for membership on our board by our nominating and corporate governance committee and our board.

Our nominating and corporate governance committee has not received any recommended nominations from any of our stockholders in connection with the 2020 Annual Meeting.

MEETINGS OF THE BOARD OF DIRECTORS

The full board of directors met four times during the year ended January 31, 2020. No director attended fewer than 75% of the total number of meetings of the board or of any committees of the board of which he or she was a member during the year ended January 31, 2020.

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. All of our directors attended our annual meeting of stockholders in 2019.

BOARD OVERSIGHT OF RISK

One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board administers its oversight function directly as a whole, as well as through various standing committees of our board that address risks inherent in their respective areas of oversight. For example, our audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters; our compensation committee oversees major risks associated with our compensation policies and programs; and our nominating and corporate governance committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our board and succession planning.

DIRECTOR COMPENSATION

Pursuant to our non-employee director compensation program, our non-employee directors receive both cash and equity compensation as described below. We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. Compensation of non-employee directors is reviewed by our Compensation Committee, which then makes its recommendation to the full Board, in accordance with our Corporate Governance Guidelines. The Compensation Committee currently reviews our non-employee director compensation program every two years, most recently in August 2018. At that time, the Compensation Committee engaged Compensia to provide advice on the non-executive director compensation program. Compensia delivered a report to the Compensation Committee which included a benchmark analysis of the program. The Compensation Committee considered, among other factors, the total cost of our non-employee director compensation relative to that of a peer group.

Cash Compensation

Pursuant to our non-employee director compensation program, our non-employee directors receive the following annual cash retainers for their service on our board of directors:

Position	Annual Retainer

Board Member	$30,000

plus (as applicable)

Lead Independent Director	$16,000

Audit Committee Chair	$25,000

Compensation Committee Chair	$15,000

Nominating and Corporate Governance Committee Chair	$7,500

Other Audit Committee Member	$10,000

Other Compensation Committee Member	$5,000

Other Nominating and Corporate Governance Committee Member	$4,000

We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending board of directors and committee meetings.

Equity Compensation

Pursuant to our non-employee director compensation program, our non-employee directors receive the following equity awards:

•

Annual equity award—on the date of each annual meeting of stockholders, each non-employee director who will continue to serve on our board of directors is granted an “annual equity award” under our 2016 Equity Incentive Plan consisting of restricted stock units with a specified target value. The annual equity awards granted in fiscal 2020 had a target value of $175,000.

•

Initial equity award—each person who first becomes a non-employee director will receive a one-time equity award under our 2016 Equity Incentive Plan consisting of restricted stock units (a) with a target value of $175,000, if the person is elected at our annual meeting, or (b) with a target value of $175,000 multiplied by a fraction (i) the numerator of which is the number of whole months remaining until the one-year anniversary of the most recent annual meeting of stockholders and (ii) the denominator of which is 12, if the person is elected on a date other than that of our annual meeting.

Each annual equity award and pro-rated annual equity award will be converted into a number of restricted stock units using the average closing price of our common stock over the 30-trading day period ending on the date of grant. Each award will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of stockholders. The awards will also vest in full in the event of a “change in control” as defined in our 2016 Equity Incentive Plan.

Our non-employee directors are subject to stock ownership guidelines as described below under the “Stock Ownership Policy” section of “Compensation Discussion and Analysis.” Our non-employee directors are also eligible to receive other awards under our 2016 Equity Incentive Plan.

Fiscal 2020 Director Compensation Table

The following table sets forth information regarding the compensation of our non-employee directors during our fiscal year ended January 31, 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)(3)	Total ($)
Leslie Campbell	47,500	192,785	240,285
Roger Siboni	75,000	192,785	267,785
Tayloe Stansbury	39,000	192,785	231,785
Scott Thompson	40,000	192,785	232,785
Frank van Veenendaal	45,000	192,785	237,785

(1)	Represents cash retainers described above.
(2)	Represents the annual equity awards described above, consisting of 1,710 RSUs granted to each director on the date of our 2019 annual meeting of stockholders.
(3)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the director in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. See Note 11 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 20, 2020 for a discussion of the assumptions made in determining the grant date fair value of our equity awards.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties wishing to communicate with the board of directors, with the independent directors or with an individual member of the board of directors may do so by writing to the board or to the particular director, care of the Corporate Secretary by mail to our principal executive offices, Attention: Corporate Secretary. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed, other than solicitation materials.

PROPOSAL ONE—ELECTION OF DIRECTOR

General

Our board of directors may establish the authorized number of directors from time to time by resolution. The number of authorized directors is currently six. Our board of directors is currently comprised of six members who are divided into three classes with staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our certificate of incorporation and bylaws authorize only our board of directors to fill vacancies on our board of directors until the next annual meeting of stockholders. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Due to the resignation of a former Class I director in 2018, the Board currently consists of only one Class I director, while Class II and Class III consist of two and three directors, respectively. If the size of the Board were to increase in the future and the remaining directors were to elect a new director to fill the resulting vacancy, we anticipate that the newly appointed director would be a Class I director.

One Class I director has been nominated for election at the Annual Meeting for a three-year term expiring in 2023. Upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated Scott Thompson, the current Class I member, for re-election as a Class I director. The term of office of the Class I director elected at the Annual Meeting will continue until the director’s term expires in 2023, or until the director’s successor has been duly elected and qualified.

Information Regarding the Nominee and Other Directors

CLASS I DIRECTOR NOMINEE

Scott Thompson Age: 62 Director Since: May 2013 Appointments: Audit Committee Director Class: Class I Term Expires: 2020

Scott Thompson has served as a member of our board of directors since May 2013. Mr. Thompson has served as the Chief Executive Officer of Tuition.io since September 2016, and from July 2012 to July 2016, served as the Chief Executive Officer of ShopRunner, Inc. From January 2012 to May 2012, Mr. Thompson served as the Chief Executive Officer of Yahoo!, Inc. From February 2005 to February 2008, Mr. Thompson served as Chief Technology Officer, and from March 2008 to January 2012 served as President of PayPal, Inc. From September 1998 to January 2005, Mr. Thompson served as Executive Vice President of Inovant, LLC. From September 1993 to September 1998, Mr. Thompson served as Chief Information Officer of Barclays Global Investors. Mr. Thompson previously served on the boards of directors of F5 Networks, Inc., Splunk Inc. and Yahoo! Inc. Mr. Thompson holds a B.S. in Accounting from Stonehill College.

We believe Mr. Thompson should serve as a director based on his extensive experience in general management and software and platform development, his experience in the software industry, his financial expertise, and his service as a director of various public and private companies. Mr. Thompson currently serves on our audit committee.

INCUMBENT DIRECTORS

The directors listed below are not being considered for re-election at the Annual Meeting because their terms do not expire until the 2021 and 2022 annual meetings, in the case of the Class II and Class III directors, respectively.

Class II Directors

Roger Siboni Age: 64 Director Since: September 2014 Appointments: Lead Independent Director Audit Committee (Chair) Nominating and Governance Committee Director Class: Class II Term Expires: 2021

Roger Siboni has served as a member of our board of directors since September 2014 and as our Lead Independent Director since August 2016. Mr. Siboni served as Chairman of the Board of Epiphany, Inc., a software company that helped pioneer customer personalization solutions, from 2003 to 2005, and as President and Chief Executive Officer of Epiphany, Inc. from 1998 to 2003. Prior to joining Epiphany, Inc., Mr. Siboni spent more than 20 years at KPMG LLP, including as its Deputy Chairman and Chief Operating Officer. Mr. Siboni also serves on the boards of directors of Dolby Laboratories, Inc. and Cadence Design Systems, Inc. Mr. Siboni served as a director of ArcSight, Inc. from 2009 to 2010 and Marketo, Inc. from 2011 to 2016, and as Chairman from 1999 to 2002 and as a member from 1993 to 1999 of the Advisory Board of the Haas School of Business at the University of California, Berkeley. Mr. Siboni holds a B.S. in Business Administration from the University of California, Berkeley.

We believe Mr. Siboni should serve as a director because of his substantial corporate governance, operational and financial expertise gained as an executive at several companies in the technology and finance industries, including his experience as Deputy Chairman and Chief Operating Officer at KPMG and his experience serving on the boards of directors of numerous public and private companies. Mr. Siboni currently serves as our Lead Independent Director, the chair of our audit committee and also serves on our nominating and corporate governance committee.

Tayloe Stansbury Age: 58 Director Since: December 2015 Appointments: Compensation Committee Nominating and Governance Committee Director Class: Class II Term Expires: 2021

Tayloe Stansbury has served as a member of our board of directors since December 2015. Mr. Stansbury has served as a Venture Partner with Technology Crossover Ventures since December 2019. From May 2009 to December 2018, Mr. Stansbury served in various roles at Intuit Inc., most recently as Executive Vice President and Chief Technology Officer. From December 2007 to May 2009, Mr. Stansbury served as Chief Information Officer of VMware Inc. From February 2001 to December 2007, Mr. Stansbury served in various roles at Ariba, Inc., most recently as Executive Vice President of Products and Operations. Mr. Stansbury also has served on the board of directors of Shutterfly, Inc. from December 2016 to September 2019 and BlueJeans Network, Inc. since October 2018. Mr. Stansbury holds an A.B. in Applied Mathematics from Harvard University.

We believe Mr. Stansbury should serve as a director based on his extensive experience in general management and software and platform development and his experience in the software industry. Mr. Stansbury currently serves on our compensation committee and on our nominating and corporate governance committee.

Class III Directors

Robert Bernshteyn Age: 46 Director Since: February 2009 Appointments: Chairman of the Board Director Class: Class III Term Expires: 2022

Robert Bernshteyn has served as our Chief Executive Officer and as a member of our board of directors since February 2009. Mr. Bernshteyn has also served as our Chairman of the Board since February 2009. From June 2004 to February 2009, Mr. Bernshteyn served in various positions, most recently as VP, Global Product Marketing & Management of SuccessFactors Inc., a provider of cloud-based HCM solutions. From June 2001 to May 2004, Mr. Bernshteyn served in various positions, most recently as a Director of Product Management at Siebel Systems, Inc. From June 1994 to March 1999, Mr. Bernshteyn served as Project Manager and Systems Integration Consultant of Accenture plc, a professional services company. Mr. Bernshteyn has also served on the board of directors of Medallia, Inc. since June 2019. Mr. Bernshteyn holds a B.S. in Information Systems from the State University of New York at Albany and an M.B.A. from Harvard Business School.

We believe Mr. Bernshteyn should serve as a director based on his position as our Chief Executive Officer, his extensive experience in general management and software and platform development and his experience in the software industry.

Leslie Campbell Age: 61 Director Since: May 2016 Appointments: Nominating and Governance Committee (Chair) Audit Committee Director Class: Class III Term Expires: 2022

Leslie Campbell has served as a member of our board of directors since May 2016. Ms. Campbell previously served as the Chief Procurement Officer for Reed Elsevier, Inc., from September 2007 to December 2012. From March 1998 to September 2007, Ms. Campbell held a number of positions at Dell, Inc., most recently as the Vice President of Worldwide Procurement, and previously as the Vice President and General Manager, Global Segment EMEA. Ms. Campbell held a number of positions at Oracle Corporation from May 1990 to January 1998, most recently as Vice President, Corporate Purchasing. From August 1982 to May 1990, she held a number of positions at KPMG Peat Marwick LLP, a member firm of KPMG International, most recently as a Senior Manager. Ms. Campbell has served as a member of the board of directors of PetMed Express, Inc. since July 2018. Ms. Campbell holds a B.A. in Business Administration from the University of Washington.

We believe Ms. Campbell should serve as a director because of her extensive experience in procurement and general management, her international experience in the technology industry, and her financial expertise. Ms. Campbell currently serves as the chair of our nominating and corporate governance committee and is a member of our audit committee.

Frank van Veenendaal Age: 60 Director Since: December 2015 Appointments: Compensation Committee (Chair) Director Class: Class III Term Expires: 2022

Frank van Veenendaal has served as a member of our board of directors since December 2015. From February 2012 to February 2015, Mr. van Veenendaal served as Vice Chairman of Salesforce.com, Inc. From February 2007 to February 2012, Mr. van Veenendaal served as Chief Sales Officer and President, Worldwide Sales at Salesforce.com, Inc. Mr. van Veenendaal has also served on the board of directors of Vlocity, Inc. since February 2015, Room to Read since March 2016, Onfido since April 2019 and ServiceMax, Inc. since July 2019. Mr. van Veenendaal previously served on the board of directors of New Voice Media from May 2015 to November 2018.

We believe Mr. van Veenendaal should serve as a director based on his extensive experience in general management and software and platform development and his experience in the software industry. Mr. van Veenendaal currently serves as the chair of our compensation committee.

There are no family relationships among any of our directors or executive officers. See “Board of Directors and Corporate Governance” and “Board of Directors and Corporate Governance”—Director Compensation” below for additional information regarding our board of directors.

PROPOSAL #1	TO ELECT SCOTT THOMPSON TO SERVE AS CLASS I DIRECTOR UNTIL THE ANNUAL MEETING HELD IN 2023 AND UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CLASS I

NOMINEE NAMED ABOVE.

Our Culture, Values, and Sustainability & Corporate Social Responsibility (CSR)

CULTURE AND VALUES

Our Code of Conduct emphasizes three guiding principles that inform how we treat our employees, our customers, the virtual markets and communities supported by our services, and (more broadly) the global community:

•	Ensure customer success

•	Focus on results

•	Strive for excellence

While we are committed to delivering value for our stockholders, we believe we also have ethical and moral responsibilities to our other stakeholders – including our customers, our employees, our vendors, our community of suppliers, and more. As one positive recognition of our efforts, Coupa was pleased be named as one of Fortune’s Best Workplaces in the Bay Area in 2019.

SUSTAINABILITY & CSR

Coupa is committed to advancing our sustainable business practices and strives to drive environmental and social impact for our customers and in our communities. While we have begun building a foundation for employee volunteerism and community giving, we are in the process of developing a more comprehensive sustainability strategy and have designated a sustainability and CSR lead to do so. We also ensure to work cross-functionally to make progress across our various sustainability efforts.

IMPACT OF OUR CORE BUSINESS

We design, develop, sell and provide a cloud-based software service intended to make business spend management more efficient for our customers. Like Software-as-a-Service (SaaS) pioneers in other industries, we intend for our solution to reduce not only the amount of expense our customers record in their financial statements, but also reduce the harder to quantify environmental and social costs of conducting business.

We believe our reach through our unique network of customers, suppliers, and business partners as well as our product offerings and infrastructure, give us a unique opportunity to enable business spend that minimizes environmental and social risk but also drive greater positive impact in global supply chains.

By digitizing internal approval processes and communications between employees as well as the order, negotiation and contracting processes between our customers and their vendors, our software service helps businesses eliminate or reduce costs traditionally associated with inefficient business processes and physical record-keeping. Digital business transformation tends to reduce an organization’s reliance on paper in particular, thereby reducing corporate demand for a vital natural resource. While we have not attempted to quantify the impact and do not want to overstate the significance of our small role in an enormous global effort, we believe that our software solutions play a non-trivial role in reducing global corporate demand for and use of paper.

COUPA CARES

In 2016, we launched the Coupa CSR, which we generally refer to as “Coupa Cares.” The program’s core mission is to sponsor projects and initiatives that: (1) are intended to improve Coupa’s social impact (in relation to a specific community, or globally); (2) feature measurable goals; and (3) utilize the particular skills and knowledge of the Coupa workforce. The program seeks to identify needs (both urgent and ongoing) in local and global communities, and to take actions to address those needs. The program includes initiatives in, among other areas: employee volunteerism, diversity & inclusion, and education, such as building a Science, Technology, Engineering, or Math (STEM) program for local youth.

The program is overseen by a board that consists of 12 rotating members, each serving a two-year term. The Board members consist of Coupa employees from various locations across the globe.

In addition to sponsoring charitable initiatives, the CSR program has expanded to perform other functions as well, including:

•	administering Coupa’s “Global Service Day”—one day each year when Coupa employees are encouraged to spend their workday (with full pay) volunteering for charitable organizations;

•	serving as a resource and collaboration tool for Coupa employees who share interests in particular areas of charitable work;

•	providing funding to select charitable organizations; and

•	sponsoring an annual Service Trip for Coupa employees.

In 2019, the CSR program:

• Made over $500,000 in donations

•   Organized a Global Volunteer Day, contributing resources to over 20 organizations, preparing/packing 25,000 pounds of food, and enlisting 400 Coupa employees as volunteers – roughly one-fourth of our workforce.

• Sponsored more than 40 group volunteer events
• Awarded over $50,000 in scholarships

In 2019, the CSR program also sponsored a Service Trip to a small village in Costa Rica, several hours north of San Jose. A total of 10 Coupa volunteers helped the community build infrastructure to support several vital institutions, including a school, community kitchen, community hall and soccer field.

We believe such a program strengthens our talent attraction and retention efforts and potentially differentiates us as an employer, particularly in those regions with competitive labor markets (such as Silicon Valley) where employers increasingly seek to differentiate themselves by virtue of their culture and values.

Audit Committee Matters

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our audit committee has appointed the firm of Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the year ending January 31, 2021. Ernst & Young LLP has audited our financial statements since the year ended January 31, 2015.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Coupa and its stockholders.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2021. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee will reconsider the appointment.

Principal Accountant Fees and Services

The following table sets forth all fees billed or to be billed for professional audit services and other services rendered by Ernst & Young LLP for each of the years ended January 31, 2019 and 2020:

	Fiscal 2019	Fiscal 2020
Audit Fees(1)	$2,523,525	$2,615,831
Audit-Related Fees(2)	42,371	—
Tax Fees(3)	108,100	176,130
All Other Fees(4)	3,465	3,600

Total Fees	$2,677,461	$2,795,561

(1)

Audit Fees: Includes fees for professional services provided in connection with the audit of our financial statements, attestation services related to Section 404 of the Sarbanes Oxley Act of 2002, review of our quarterly financial statements, and audit services provided in connection with other regulatory filings. With respect to fiscal 2020, this category also includes fees for services related to the issuance of our senior convertible notes in June 2019.

(2)	Audit-Related Fees: Includes fees for professional services related to service organization controls (“SOC”) audits under Statement of Standards for Attestation Engagements (SSAE) No. 18.
(3)	Tax Fees: Includes fees for professional services related to tax compliance and tax consulting services.
(4)	All Other Fees: Includes fees related to the subscription to Ernst & Young LLP’s accounting research tool.

Pre-Approval of Audit and Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee, or the chair if such approval is needed between meetings of the audit committee, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

PROPOSAL #2	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2021.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 31, 2021.

AUDIT COMMITTEE REPORT

The information contained in the following report of Coupa’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Coupa specifically incorporates it by reference.

Role of the Audit Committee

The audit committee operates under a written charter adopted by our board of directors. The audit committee oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes, and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our audit committee will approve significant related party transactions before we enter into them, as required by applicable rules and listing standards. A more detailed description of the functions and responsibilities of the audit committee can be found in Coupa’s audit committee charter, published on the Corporate Governance—Governance Documents portion of Coupa’s website at http://investors.coupa.com.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.

Review of Audited Financial Statements for the Year ended January 31, 2020

The audit committee has reviewed and discussed with Coupa’s management and Ernst & Young LLP the audited consolidated financial statements of Coupa for the year ended January 31, 2020. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding communications between our independent registered public accounting firm and audit committee.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Coupa’s annual report on Form 10-K for the year ended January 31, 2020 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Roger Siboni, Chair

Leslie Campbell

Scott Thompson

Executive Officer Compensation

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides information concerning our executive officers as of April 1, 2020:

Name	Age	Position(s)
Robert Bernshteyn	46	Chief Executive Officer, Director and Chairman of the Board
Todd Ford	53	Chief Financial Officer
Steven Winter	58	Chief Revenue Officer
Mark Riggs	54	Chief Customer Officer

Robert Bernshteyn’s biographical information is set forth above under “Proposal One—Election of Director—Information Regarding the Nominee and Other Directors.”

Todd Ford has served as our Chief Financial Officer since May 2015. Mr. Ford served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015. From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services. From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007. From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems. Mr. Ford has served on the board of directors of 8x8, Inc. since June 2019, and he previously served on the board of directors of Performant Financial Corporation from October 2011 to November 2019. Mr. Ford holds a B.S. in Accounting from Santa Clara University.

Steven Winter has served as our Chief Revenue Officer since September 2016. From October 2014 to September 2016, Mr. Winter served as Executive Vice President, Worldwide Field Operations at Marketo, Inc. From January 2005 to September 2014, Mr. Winter served in a variety of executive roles at SAP AG, most recently as SAP’s Global Head of its Emerging Solutions organization. Mr. Winter holds a B.A. in Business Administration from Georgia State University.

Mark Riggs has served as our Chief Customer Officer since November 2017. Mr. Riggs previously served as the Chief Operating Officer of Welcome, a provider of cloud-based chat and messaging solutions, from June 2014 to October 2016. From May 2010 to August 2013, Mr. Riggs served as the Chief Customer Officer and General Manager for Bazaarvoice Inc., a cloud-based social commerce application. Prior to that, Mr. Riggs served as Senior Vice President of World-Wide Customer Success for Endeca Technologies, Inc. from 2006 to 2010 prior to its acquisition by Oracle Corporation, and as Vice President of Global Services at Business Objects SA from 2001 to 2006 prior to its acquisition by SAP. Mr. Riggs holds a B.S. in Computer Information Systems from Northern Arizona University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During our fiscal year ended January 31, 2020 (“fiscal 2020”), these individuals were:

•	Robert Bernshteyn, our Chief Executive Officer (our “CEO”);

•	Todd Ford, our Chief Financial Officer (our “CFO”);

•	Mark Riggs, our Chief Customer Officer; and

•	Steven Winter, our Chief Revenue Officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2020. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers for fiscal 2020, including the key factors that were considered in determining their compensation.

Executive Summary

Who We Are

We are a leading provider of business spend management, or BSM, solutions. We offer a comprehensive, cloud-based BSM platform that has connected hundreds of organizations with more than five million suppliers globally. Our platform provides greater visibility into and control over how companies spend money. Using our platform, businesses are able to achieve real, measurable value and savings that drive their profitability.

Fiscal 2020 Business Highlights

Overall, we completed a successful fiscal 2020 by achieving strong results across the company. Our unified platform has processed more than $1.6 trillion in cumulative spend under management, helping drive cost savings and increase profitability for our customers.

Specifically, we recorded the following financial accomplishments in fiscal 2020:

•	Revenue—Total revenue grew to $389.7 million, an increase of 50% from the previous year.

•	Subscription service revenues—Subscription revenues were $345.3 million, an increase of 48% from the previous year.

•	Balance Sheet—Cash and cash equivalents were $268.0 million, short-term investments were $499.2 million, and total deferred revenue was $261.8 million, as of January 31, 2020.

•

Cash Flow—Operating cash flows and free cash flows, which is defined as operating cash flow less purchases of property and equipment, were $68.2 million and $56.2 million, respectively, for the full fiscal 2020 year.

Additionally, our stock price increased from $86.96 per share on January 31, 2019 to $161.15 per share on January 31, 2020, representing an 85.3% return for stockholders. By comparison, the Nasdaq Composite Index had a return of 25.7% for the same period.

Fiscal 2020 Executive Compensation Highlights

The Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for fiscal 2020:

•

Base Salary—Approved annual base salaries of $500,000 in the case of our CEO and in amounts ranging from $300,000 to $400,000 in the case of our other Named Executive Officers, reflecting increases intended to better align their base salaries with the competitive market.

•

Cash Bonuses—Approved aggregate cash bonuses under our fiscal 2020 annual cash bonus plan for our Named Executive Officers (other than our CEO) ranging from 100% to 107% of their target annual cash bonus opportunities, as well as a cash bonus for our CEO in the amount of $575,000, equal to 115% of his target annual cash bonus opportunity.

•

Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards to our Named Executive Officers (other than our CEO) with grant date fair values in amounts ranging from approximately $1,001,500 to approximately $3,505,200, as well as a stock option and an RSU award for our CEO with a grant date fair value of approximately $9,514,100.

•

Amendment and Restatement of Severance and Change in Control Agreements—Extended the term of the severance and change in control agreements previously entered into with our Named Executive Officers in connection with our initial public offering by three years; increased the severance amount payable upon an involuntary termination in connection with a change in control; and made other changes as described in more detail under “Potential Payments upon Termination or Change in Control” below.

Fiscal 2019 Stockholder Advisory Vote and Response to Stockholder Feedback

At our 2019 Annual Meeting of Stockholders, we conducted our first non-binding stockholder advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Approximately 77.0% of the votes cast were cast “FOR” the approval of our named executive officer compensation for fiscal 2019. This result was below the level of support we expected. While this percentage was well in excess of the level necessary for the FY19 named executive officer compensation to be approved (on a non-binding basis), our Board of Directors determined that it should take reasonable steps to understand the voting results of our “Say-on-Pay” votes. Given our commitment to clear and transparent communication with our stockholders, our Board of Directors recognized that it first needed to learn more about the views of our stockholders on our executive compensation program and the reasons underlying their voting decisions.

Accordingly, our Board of Directors directed our senior management to launch an effort of canvassing our key stockholders to arrange one-on-one meetings to discuss our executive compensation program, identify areas of concern and consider what actions we could take to address those concerns. The specific objectives of this outreach were (1) to solicit feedback directly from our stockholders, (2) listen to their views and concerns, (3) engage in a substantive dialogue with them, (4) respond to any questions they had about our executive compensation policies, practices, and decisions and about the views expressed in the reports of the proxy advisory firms used by many of our stockholders and (5) build the framework for an ongoing dialogue concerning these compensation issues and other governance matters.

In late 2019 and early 2020, we contacted approximately twenty-five of our top institutional stockholders, representing approximately 69% of our outstanding common stock (including all of the holders of over 5% of our outstanding common stock) in order to obtain their perspectives on our executive compensation program, our related corporate governance practices, and any other topics about which they wished to engage. Although not all of the stockholders we contacted accepted our offer to discuss these matters, we held telephonic meetings with seven of our top institutional stockholders (representing approximately 32% of our outstanding common stock), in which members of our senior management, including our Chief People Officer and our Senior Vice President & General Counsel, participated on behalf of Coupa. Independent members of our Board of Directors were also made available for these meetings. While these institutional stockholders were generally supportive of our executive compensation program, some expressed concerns in particular over the design of our annual and long-term incentive compensation programs and encouraged us to provide enhanced disclosure about these programs. The feedback that management received from our meetings with these stockholders was shared with both our Compensation Committee and Nominating & Governance Committee, as well as our full Board of Directors.

Prompted in part by the results of our stockholder outreach, throughout fiscal 2020, the Compensation Committee conducted a comprehensive review of our executive compensation program, policies, and practices and the related disclosure about our program in our proxy statement. As part of this process, the Compensation Committee carefully reviewed the feedback that we had already received from the major proxy advisory firms, whose services are engaged by many of our stockholders, the feedback collected by our Investor Relations team as part of our ongoing broader engagement activities, and the input provided to the Compensation Committee by its external compensation consultant.

Based on what we learned, the Compensation Committee determined to restructure our executive compensation program and redesign our annual and long-term incentive compensation arrangements for our executive officers for fiscal 2021, including as described below. Although the details of the revised arrangements will generally not be reported until the proxy statement for our fiscal 2021 year, subject to applicable SEC rules regulations, we believe it is important to summarize the key changes here in order to give our stockholders appropriate context for the subsequent discussion of our fiscal 2020 executive compensation program.

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Changes to annual incentive plan—revised the design of the annual incentive plan to change the current weighting of 50% on corporate performance and 50% on individual performance to place greater emphasis on corporate performance. For fiscal 2021, the plan will be weighted 75% on corporate performance and only 25% on individual performance. The two corporate performance metrics – revenue and operating cash flow—will continue to be equally weighted. We are placing limits on both the amounts payable in respect of corporate performance (100% of target) and individual performance (200% of target), such that the maximum payment for each executive officer would be 125% of his or her annual target. Each corporate performance metric can pay out only at 0% or 100%.

•

Introduction of relative TSR performance stock unit awards (“PSU”)—approved the grant of performance-based restricted share unit awards, which may be earned by our Named Executive Officers based on our total stockholder return (“TSR”) as compared to the NASDAQ Composite Index (the “Index”) over the three-year performance period ending on the third anniversary of the date of grant, subject to the named executive officer’s continuous employment through such date. The number of shares of our common stock subject to the awards that could be earned will range from 0% to 200% of the target number of shares subject to the award based on our TSR compared to the Index as follows:

	TSR Percentage Points Compared to Index	Target Units Earned
Maximum	Equal to or greater than +50 points	200%
Target	Matching Index	100%
Threshold	Equal to or less than -50 points	0%

In addition, award payouts:

•	Will be determined on a straight-line interpolation basis for performance between (i) Threshold and Target and (ii) Target and Maximum;

•	Will be zero if our TSR underperforms the Index by 50 points or more; and

•	Will be capped at 200% of Target if our TSR outperforms the Index by 50 points or more.

•

Long-Term Incentive Compensation Mix—determined that long-term incentive compensation award mix for our CEO would be 60% in the form of the relative TSR PSU awards and 40% in the form of time-based RSU awards, while the award mix for our other Named Executive Officers would be 50% in the form of relative TSR PSU awards and 50% in the form of time-based RSU awards.

We value the opinion of our stockholders. Our Board of Directors and the Compensation Committee has considered, and will continue to consider, the result of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

In addition, consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes held at our 2018 Annual Meeting of Stockholders, we intend to hold future Say-on-Pay votes on an annual basis. Accordingly, following the vote to be conducted at this Annual Meeting, our next Say-on-Pay vote will once again be held next year at our 2021 Annual Meeting of Stockholders.

Pay-for-Performance Analysis

We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers, including our Named Executive Officers, through two separate compensation elements:

•

First, we provide the opportunity to participate in our annual cash bonus program which provides cash payments to our Named Executive Officers based on our achieving short-term financial, operational and/or strategic results that meet or exceed the objectives set forth in our annual operating plan, as well as their individual performance and contributions to our performance.

•

In addition, we grant both stock options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock, which comprise a significant portion of the target total direct compensation opportunities for our Named Executive Officers, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders. Commencing with fiscal 2021, we will also grant TSR PSU awards as part of the mix, which, like RSU awards, may be settled for shares of our common stock, the number of which will depend on the relative growth of our stock versus the Index over the relevant performance period.

The variable pay elements ensure that, each year, a substantial portion of our executive officers’ total compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

The target pay mix for our CEO and our other Named Executive Officers during fiscal 2020 reflected this “pay-for-performance” design:

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO

☑ Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.

☑ Retain an Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to provide information and analysis with its fiscal 2020 compensation review, and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in fiscal 2020.

☒ No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our Named Executive Officers that are different from or in addition to those offered to our other employees.

☒ Limited Perquisites. We provide limited perquisites or other personal benefits to our Named Executive Officers.

☒ No Tax Reimbursements on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than related to standard relocation benefits.

WHAT WE DO	WHAT WE DON’T DO

☑ Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

☑ Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, including short-term cash and long-term equity incentives, to align the interests of our Named Executive Officers and stockholders.

☑ Stock Ownership Policy. We maintain a stock ownership policy that requires our Named Executive Officers to maintain a minimum ownership level of our common stock.

☑ Compensation Recovery (“Clawback”) Policy. In the event of a material restatement of our financial results, our executive officers who were subject to Section 16 of the Securities Exchange Act of 1934 may be required to forfeit and repay any incentive-based compensation paid to them during the three fiscal years prior to the restatement.

☑ Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

☒ No Special Welfare or Health Benefits. While our Named Executive Officers participate in broad-based company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees, we do not provide them with any special welfare or health benefits.

☒ No Post-Employment Tax Payment Reimbursement. We do not provide any contractual tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

☒ No Hedging or Pledging of Our Equity Securities. Generally, we prohibit our executive officers, the members of our Board of Directors and other employees from hedging or pledging our equity securities.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, motivate, reward and retain a highly talented team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•

Align the interests and objectives of our executive officers with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Program Design

We structure the annual compensation of our Named Executive Officers using three principal elements: base salary, annual cash bonus opportunities and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers and the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO as well as our other Named Executive Officers. The Compensation Committee operates pursuant to a written charter, a copy of which is available on the Corporate Governance section of our investor website at http://investors.coupa.com.

The Compensation Committee makes all decisions regarding the compensation of our Named Executive Officers. In fiscal 2020, the Compensation Committee retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Compensation-Setting Process

The Compensation Committee evaluates and establishes the target total direct compensation opportunities for our Named Executive Officers. The Compensation Committee does not use a single method or measure in making its decisions, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.

When approving each compensation element and the target total direct compensation opportunity for our Named Executive Officers, the Compensation Committee considers the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•	each individual Named Executive Officer’s skills, experience and qualifications;

•	the scope of each Named Executive Officer’s role;

•

the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	compensation parity among our Named Executive Officers;

•	our financial performance relative to our peers;

•	the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels; and

•	the recommendations provided by our CEO with respect to the compensation of our other Named Executive Officers.

These factors collectively provide the framework for compensation decision-making for each Named Executive Officer, meaning no single factor is determinative in setting pay levels. In addition, the impact of any of the factors on the determination of pay levels is not quantifiable.

Role of Chief Executive Officer

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our Named Executive Officers. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

In fiscal 2020, the Compensation Committee engaged an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For fiscal 2020, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise it on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group. For fiscal 2020, the scope of Compensia’s engagement included:

•	the review and analysis of the compensation for our executive officers, including our CEO and our other Named Executive Officers;

•	the periodic review and update of our aggregate equity usage;

•	the review of executive compensation trends and regulatory developments;

•	the research, development and review of our compensation peer group; and

•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee and the Compensation Committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In fiscal 2020, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of the Nasdaq Stock Market and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Competitive Data

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

During fiscal 2020, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our Named Executive Officers:

Alteryx	Paycom Software
AppFolio	Paylocity Holding
Appian	Proofpoint
Blackline	Q2 Holdings
Five9	Qualys
Guidewire Software	RingCentral
Hubspot	The Trade Desk
MongoDB	Twilio
New Relic	Veeva Systems
Okta	Zendesk

For fiscal 2020, the compensation peer group was updated to account for acquisitions and to reflect changes in the size and scope of the Company as well as the peer companies. The criteria used to identify peer companies was generally consistent with our approach in prior years. The relevance of each peer company was evaluated taking into consideration both industry comparability as well as financial metrics, and companies are not required to meet all selection criteria for inclusion in the peer group.

The Compensation Committee reviews data drawn from our compensation peer group, as well as data from a customized version of the Radford Global Technology Executive Compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities. The Radford survey provides compensation market intelligence and is widely used within the technology industry.

While we believe this compensation data provides useful insight into the competitiveness of our compensation packages, the data serves only a reference point and we do not currently target any particular benchmark.

Individual Compensation Elements

In fiscal 2020, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Why We Provide the Element	What the Element is Intended to Reward
Base Salary	• Consistent with competitive practice	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance

Annual Cash Bonuses	• To link pay and performance • To drive the achievement of annual business objectives • Consistent with competitive practice	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives.

Long-Term Incentive Compensation in the form of Stock Options and RSU Awards

•   To link pay and performance

•   To drive the achievement of critical long-term business objectives

•   To align executives’ interests with those of stockholders

•   To foster the long-term retention of executives

•   Consistent with competitive practice

Designed to align the interests of our executives and stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly talented individuals.

The Compensation Committee reviews and determines adjustments to the base salaries for each of our Named Executive Officers as part of its annual executive compensation review. In addition, the base salaries of our Named Executive Officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.

Generally, the Compensation Committee determines base salaries after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. Although our general philosophy is to set base salaries within a competitive range of the market median, the actual positioning is based on the Compensation Committee’s assessment of the factors described above.

In February 2019, after considering a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own base salary), as well as the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above and recognizing that it did not make any corresponding adjustments to base salaries in fiscal 2019, the Compensation Committee determined to adjust the annual base salaries of each of our Named Executive Officers (other than Mr. Winter) to bring their base salaries to levels that were comparable to those of similarly-situated executives in the competitive market. The base salaries of our Named Executive Officers for fiscal 2020, which were effective as of March 1, 2019, were as follows:

Named Executive Officer	Fiscal 2019 Base Salary ($)	Fiscal 2020 Base Salary ($)	Percentage Adjustment
Mr. Bernshteyn	$425,000	$500,000	17.6%
Mr. Ford	$375,000	$400,000	6.7%
Mr. Riggs	$275,000	$300,000	9.1%
Mr. Winter	$400,000	$400,000	—

The actual base salaries paid to our Named Executive Officers in fiscal 2020 are set forth in the “Fiscal 2020 Summary Compensation Table” below.

Annual Cash Bonuses

We use performance-based annual cash bonus opportunities to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial, operational and strategic business objectives. In February 2019, the Compensation Committee adopted the fiscal 2020 annual cash bonus program under the Coupa Software Incorporated Incentive Bonus Plan (the “Fiscal 2020 Bonus Program”) to provide financial incentives for our executive officers to meet or exceed the business objectives established under our fiscal 2020 annual operating plan. Under the Fiscal 2020 Bonus Program, our executive officers, including our Named Executive Officers, were eligible to earn annual cash bonuses based on our corporate and their individual performance as described below.

Target Annual Cash Bonus Opportunities

For purposes of the Fiscal 2020 Bonus Program, the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers, were determined by the Compensation Committee and expressed as a percentage of their annual base salary. In February 2019, the Compensation Committee set the target annual cash bonus opportunities for our Named Executive Officers for purposes of the Fiscal 2020 Bonus Program.

After considering a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above, the Compensation Committee determined to increase the target annual cash bonus opportunity for Mr. Riggs to bring this amount to a level that was comparable to that of similarly-situated executives in the competitive market and to maintain the target annual cash bonus opportunities of our other Named Executive Officers at their fiscal 2019 levels. The target annual cash bonus opportunities of our Named Executive Officers for fiscal 2020 were as follows:

Named Executive Officer	Fiscal 2019 Target Annual Cash Bonus Opportunity (%)	Fiscal 2020 Target Annual Cash Bonus Opportunity (%)	Fiscal 2020 Target Annual Cash Bonus Opportunity ($)
Mr. Bernshteyn	100%	100%	$500,000
Mr. Ford	75%	75%	$300,000
Mr. Riggs	50%	60%	$180,000
Mr. Winter	100%	100%	$400,000

For purposes of the Fiscal 2020 Bonus Program, the cash bonuses of our Named Executive Officers were weighted 50% on corporate performance and 50% on individual performance. Potential bonus payments for our Named Executive Officers under the Fiscal 2020 Bonus Program could range from zero to 200% of their target annual incentive bonus opportunity.

Corporate Performance Objectives

For purposes of the Fiscal 2020 Bonus Program, the Compensation Committee selected revenue and operating cash flow as the corporate performance measures. The Compensation Committee believed that, for purposes of the Fiscal 2020 Bonus Program, these measures were the most appropriate corporate performance metrics to use because, in its view, they were the best indicators of our successful execution of our annual operating plan and were consistent with the metrics that we report to the public each quarter on our business progress. For purposes of the Fiscal 2020 Bonus Program, “operating cash flow” was defined in accordance with U.S. generally accepted accounting principles. Each measure was to be equally weighted.

For purposes of the Fiscal 2020 Bonus Program, the Compensation Committee also set the target performance levels and related bonus payments with respect to each corporate performance measure as follows:

Performance Measure	Target Performance Level	Overall Weighting
Revenue	$340 million	25%
Operating Cash Flow	$50 million	25%

Individual Performance Objectives

In addition to the corporate performance objectives under the Fiscal 2020 Bonus Program, half of the target annual cash bonus opportunities for each of the Named Executive Officers was based on their individual performance for the year. In the case of our CEO, the Compensation Committee, in consultation with the independent members of our Board of Directors, reviewed his individual performance, including in relation to the execution of our business plan and the financial, operational and strategic goals included therein. In the case of our other Named Executive Officers, Mr. Bernshteyn assessed each individual officer’s performance and made a recommendation to the Compensation Committee. Mr. Bernshteyn’s assessments were primarily subjective, taking into consideration key financial, operational and strategic objectives over which the Named Executive Officer has responsibility and which we hoped to accomplish in accordance with our FY20 business plan.

Any bonus payment for over-achievement or under-achievement of individual performance objectives was determined by the Compensation Committee.

Fiscal 2020 Bonus Decisions

In February 2020, the Compensation Committee determined that, for fiscal 2020, our actual revenue was $389.7 million and our actual operating cash flow was $68.2 million, each of which exceeded the corresponding corporate performance target levels under the Fiscal 2020 Bonus Program. Based on these results, our CEO recommended, and the Compensation Committee approved, payment at 100% of target for our executive officers, including our Named Executive Officers, with respect to the corporate performance component of the Fiscal 2020 Bonus Program, which corresponds to 50% of the target annual cash bonus opportunity for each Named Executive Officer.

In addition, in February 2020, our CEO evaluated the individual performance of each of our executive officers, including each of the other Named Executive Officers, for fiscal 2020 and provided his recommendations to the Compensation Committee with respect to the individual performance component of the Fiscal 2020 Bonus Program. The Compensation Committee considered these recommendations, as well as its own assessment of the performance of each executive officer (including our CEO) and the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above, and approved payments with respect to the individual performance component of the Fiscal 2020 Bonus Program as set forth below.

Named Executive Officer	Fiscal 2020 Target Annual Cash Bonus Opportunity ($)		Fiscal 2020 Annual Cash Bonus— Corporate Performance Component ($)	Fiscal 2020 Annual Cash Bonus— Individual Performance Component ($)	Actual Annual Cash Bonus Earned ($)	Actual Annual Cash Bonus (as a percentage of the target annual cash bonus opportunity)
Mr. Bernshteyn	$500,000		$250,000	$325,000	$575,000	115%
Mr. Ford	$300,000		$150,000	$180,000	$330,000	110%
Mr. Riggs	$180,000		$90,000	$100,000	$190,000	106%
Mr. Winter	$372,597	(1)	$172,597	$200,000	$372,597	100%

(1)

On March 1, 2019, Mr. Winter’s annual cash bonus opportunity was revised to be 100% based on corporate and individual performance objectives (consistent with the other Named Executive Officers) and no longer to include a sales commission component. Amount represents portion of Mr. Winter’s target annual cash bonus opportunity that was based on corporate and individual performance objectives for fiscal 2020. The remainder of Mr. Winter’s target annual cash bonus opportunity for fiscal 2020 was based on commission-related performance for the month of February 2019, pursuant to which Mr. Winter received $10,343 based on the achievement of certain specified sales objectives.

The cash bonus payments made to our Named Executive Officers for fiscal 2020 are set forth in the “Fiscal 2020 Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above.

In March 2019, the Compensation Committee granted equity awards in the form of stock options and RSU awards to our Named Executive Officers. Further, the Compensation Committee determined that the stock options should comprise 25% of the value of each Named Executive Officer’s equity award, while the RSU award should comprise 75% of the award. By using a mix of stock options and RSU awards, the Compensation Committee sought to balance a high-performance threshold (in the case of options which only have value if our stock price appreciates), while using RSUs to provide a strong retention incentive even if our stock price is flat or declines. The Compensation Committee approved the grant of the stock options and RSU awards to our Named Executive Officers after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. Among other factors, the size of these equity awards reflects both the Named Executive Officers’ and our company’s strong performance.

The aggregate equity awards granted to our Named Executive Officers for fiscal 2020 were as follows:

Named Executive Officer	Options to Purchase Shares of Common Stock (number of shares)	Restricted Stock Unit Awards (number of shares)	Aggregate Grant Date Fair Value (subject to vesting over four years) ($)
Mr. Bernshteyn	56,521	75,694	$9,514,102
Mr. Ford	20,824	27,887	$3,505,191
Mr. Riggs	5,950	7,968	$1,001,522
Mr. Winter	8,925	11,952	$1,502,282

The stock options granted to all of our Named Executive Officers vest (and become exercisable) over a four-year period, with 1/48th of the shares of our common stock subject to the option vesting in equal installments on each monthly anniversary of March 20, 2019, the option grant date (and vesting commencement date), contingent upon the Named Executive Officer’s continuous service to us through each applicable vesting date.

The RSU awards granted to all of our Named Executive Officers vest over a four-year period, with 1/16th of the shares of our common stock subject to the award vesting on June 20, 2019 and thereafter 1/16th of the shares vesting on each subsequent September 20th, December 20th, March 20th, and June 20th until the award is fully vested, contingent upon the Named Executive Officer’s continuous service to us through each applicable vesting date.

The equity awards granted to our Named Executive Officers in fiscal 2020 are set forth in the “Fiscal 2020 Summary Compensation Table” and the “Fiscal 2020 Grants of Plan-Based Awards Table” below.

Welfare and Health Benefits

Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical and dental benefits, life insurance benefits and short-term and long-term disability insurance.

In addition, we maintain a tax-qualified Section 401(k) savings plan that permits our employees, including our executive officers, with the opportunity to save for retirement on a tax-advantaged basis. All participant interests in their contributions are fully vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Participants in the Section 401(k) plan in general are eligible to receive matching company contributions as follows: 100% matching contribution on the first 4% of base salary earnings, up to a maximum of $4,000. The Section 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code.

In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During fiscal 2020, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We extended offers of employment to our CEO and each of our other Named Executive Officers pursuant to written employment offer letters. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate these individuals into the executive compensation structure, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.

Each of these employment offer letters contain provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of Coupa. These provisions have been superseded by severance and change in control agreements which we have entered into with each of our Named Executive Officers.

Post-Employment Compensation Arrangements

In October 2019, each of our Named Executive Officers entered into an amended and restated severance and change in control agreement with us which provides for certain payments and benefits in the event of certain qualifying terminations of employment. These amended and restated severance and change in control agreements replaced the original severance and change in control agreements that were entered into upon the completion of the initial public offering of our equity securities in October 2016 (our “IPO”) and which were due to terminate automatically on the third anniversary of the completion of our IPO. As provided under the original severance and change in control agreements, these amended and restated agreements provide enhanced payments and benefits, including full vesting of any equity awards held by our Named Executive Officers, in the event of a qualifying termination of employment within three months prior to, or 12 months after, a change in control of Coupa and the receipt of payments and benefits under them is contingent on the Named Executive Officer’s execution of a general release of claims in favor of Coupa. The amended and restated severance and change in control agreements are, however, different than the initial severance and change in control agreements in certain respects, including:

•	the term of such agreements has been extended for an additional three years such that the agreements, as modified, expire on October 12, 2022; and

•

the severance amounts payable have been modified (i) to increase the amount payable to our CEO under a change in control scenario from one times his base salary and target bonus to one-and-one-half times his base salary and target bonus, (ii) to increase the amount payable to our other Named Executive Officers under a change in control scenario from one times the Named Executive Officer’s base salary to one times the Named Executive Officer’s base salary plus target bonus; and (iii) to make minor changes to provide for reimbursed or continued health benefits pursuant to COBRA (instead of a lump-sum cash payment in lieu of such benefits); (iv) to make other changes to the health and welfare benefits payable in connection with COBRA; and (v) the general release of claims in favor of Coupa was updated in a manner advised by legal counsel.

We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

All payments, benefits and acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a Named Executive Officer or the refusal of an acquirer to assume or substitute a comparable award for an outstanding equity award (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this “double-trigger” arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

Historically, we have avoided the use of excise tax “gross-up” provisions relating to a change in control of the Company and have no such gross-up obligations in place with respect to any of our Named Executive Officers.

For detailed descriptions of the post-employment compensation arrangements we maintain with our Named Executive Officers under the amended and restated severance and change in control agreements, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

Our equity grant policy provides controls with respect to the grant of options to purchase shares of our common stock, restricted stock unit awards that may be settled for shares of our common stock and other equity awards that may be granted under the terms of our equity incentive plans. Specifically, under our policy:

•

Our Board of Directors or the Compensation Committee may generally approve the grant of awards at regularly scheduled quarterly meetings or, if appropriate, at a special meeting or by unanimous written consent. The Equity Awards Committee (which has limited authority to grant awards to limited categories of employees) may approve the grant of awards solely by electronic written consent, as specified in its charter.

•

Unless otherwise provided for in the policy, all awards (with the exception of options to purchase shares of our common stock) will be granted effective and have a grant date as of the date of approval by the applicable approving body. In the case of options to purchase shares of our common stock granted by our Board of Directors or the Compensation Committee at regularly scheduled quarterly meetings, the grant date will be the date of the meeting. In all other cases for options to purchase shares of our common stock, the grant date will be the last trading day of the calendar month in which such award is approved.

•

Notwithstanding the foregoing, if either our Board of Directors or the Compensation Committee determines that special circumstances require that a grant date be a different date than that specified above, it may select such different date to serve as the grant date. However, under no circumstances will we purposely accelerate or delay the public release of material non-public information in consideration of a pending award to allow the recipient to benefit from such action.

•

The exercise price of options to purchase shares of our common stock and similar awards will be equal to the closing price per share of our common stock as reported on the Nasdaq Stock Market on the grant date.

Stock Ownership Policy

Our Board of Directors has adopted stock ownership guidelines for our Named Executive Officers and the non-employee members of our Board of Directors. These guidelines are intended to align the financial interests of our Named Executive Officers and the non-employee members of our Board of Directors with our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. These guidelines are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of management’s commitment to long-term value creation.

Specifically, the guidelines require our Named Executive Officers and the non-employee members of our Board of Directors to acquire and hold shares of our common stock with an aggregate value at least equal to the following multiple of their annual base salary or cash retainer, as applicable:

Position	Stock Ownership Requirement

Chief Executive Officer	Five times annual base salary

Other Executive Officer	One times annual base salary

Non-Employee Member of Board of Directors	Five times annual cash retainer

Covered individuals have five years from the effective date of the guidelines or, if later, from commencement of service as an executive officer or non-employee member of our Board of Directors to achieve compliance with the applicable guideline. Thereafter, compliance is assessed annually on January 31st of each year. The value of shares and share equivalents is determined using the 30-day average closing trading price of our common stock prior to the applicable measurement date.

If, at the applicable compliance measurement date, a covered individual does not meet the applicable guideline, then, until he or she is in compliance with the guidelines, he or she will be expected to hold 50% of the net shares acquired thereafter as a result of the exercise, vesting or settlement of any equity award received from us.

Compensation Recovery Policy

Our Board of Directors has adopted a compensation recovery (“clawback”) policy providing that, in the event of a restatement of financial results due to material non-compliance by Coupa with any financial reporting requirement under the federal securities laws, the Compensation Committee will review the facts and circumstances that led to the obligation to file the restatement, including whether an executive officer engaged in misconduct that contributed to our obligation to file the restatement, and all incentive-based compensation received by our executive officers during the three fiscal years preceding the date on which our Board of Directors determines that we are required to prepare a restatement.

If the amount of any such incentive-based compensation would have been lower had the level of achievement of the applicable financial performance metric(s) been calculated based on the restated financial results, the Compensation Committee, in its sole discretion and to the extent permitted by applicable law, may require that an executive officer repay the incremental portion of such incentive-based compensation.

Policies on Hedging and Pledging

Our insider trading policy, which applies to our employees, including our executive officers, and the non-employee members of our Board of Directors, prohibits the following:

•

Short-sales and “selling short against the box” with respect to our securities, as well as transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

•	Pledging our securities as collateral for a loan or holding our securities in margin account without the approval of a compliance officer.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows public companies a federal income tax deduction for remuneration in excess of $1 million paid in any fiscal year to their chief executive officer and certain other executive officers. As a result of a transition rule applicable to newly public companies, the Section 162(m) deduction limit generally does not apply to compensation paid pursuant to an arrangement that was in existence prior to our initial public offering if certain requirements are met. Notwithstanding the foregoing, because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as proposed regulations that the IRS recently issued, no assurance can be given that any compensation paid by us will qualify for the transition relief under Section 162(m) for newly-public companies.

In addition, in taxable years beginning prior to January 1, 2018, there was also an exemption from the Section 162(m) deduction limit for “performance-based compensation.” However, this exemption has been repealed. As a result, it is no longer available as a means of enhancing the deductibility of compensation paid to our CEO and other executive officers.

While our Compensation Committee is mindful of the benefit of deducting compensation, it believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted even though some portion may result in non-deductible compensation expense and, accordingly, it intends to continue to compensate our Named Executive Officers in a manner consistent with the best interests of our stockholders even if any portion of such compensation is non-deductible.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The information contained in the following report of Coupa’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Coupa specifically incorporates it by reference.

The Compensation Committee establishes the compensation programs for our named executive officers. In connection with such responsibility, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be incorporated by reference into the Annual Report on Form 10-K for the year ended January 31, 2020 and included in this Proxy Statement.

Submitted by the Compensation Committee

Frank van Veenendaal, Chair

Tayloe Stansbury

FISCAL 2020 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our chief executive officer, chief financial officer and our two other executive officers during our fiscal year ended January 31, 2020. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Robert Bernshteyn	2020	493,750	325,000	(3)	7,150,812	2,363,290	250,000	(4)	4,000	10,586,852
Chief Executive Officer, Director, and Chairman of the Board	2019 2018	425,000 410,833	255,000 223,125		4,099,980 1,840,210	4,100,020 1,739,992	212,500 212,500		4,000 4,000	9,096,500 4,430,660

Todd Ford	2020	397,917	180,000	(3)	2,634,485	870,706	150,000	(4)	4,000	4,237,108
Chief Financial Officer	2019	375,000	160,000		1,479,789	1,475,186	140,625		4,000	3,634,600
	2018	366,667	155,000		1,036,117	979,680	140,625		4,000	2,682,089

Mark Riggs	2020	297,917	100,000	(3)	752,737	248,785	90,000	(4)	4,000	1,493,439
Chief Customer Officer(5)	2019	275,000	75,000		295,958	295,046	68,750		4,000	1,013,754

Steven Winter	2020	400,000	200,000	(3)	1,129,105	373,177	182,940	(4),(6)	4,000	2,289,222
Chief Revenue Officer	2019	400,000	40,000		443,937	442,558	321,777		4,000	1,652,272
	2018	400,000	40,000		—	—	256,403		4,000	700,403

(1)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the named executive officer in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance conditions. See Note 11 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 20, 2020 for a discussion of the assumptions made in determining the grant date fair value of our equity awards.

(2)	Reflects 401(k) matching contributions made by Coupa under a matching program available to all participating employees
(3)

Reflects amounts paid pursuant to our fiscal 2020 bonus program based on the officer’s individual performance as described in greater detail in the “Individual Performance Objectives” section of the “Compensation Discussion & Analysis” beginning on page 38.

(4)

Reflects amounts paid pursuant to our fiscal 2020 bonus program based on the achievement of corporate operating metrics as described in greater detail in the “Corporate Performance Objectives” section of the “Compensation Discussion & Analysis” beginning on page 38.

(5)	Mr. Riggs joined in October 2017 but was not a named executive officer until our 2019 fiscal year.
(6)	In addition to the amount described in footnote 4, this amount includes $10,343 in sales commissions earned in February 2019.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding each plan-based award granted to our named executive officers during our 2020 fiscal year.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Robert Bernshteyn	—	125,000	250,000	250,000	—	—	—	—
	3/20/2019	—	—	—	75,694	—	—	7,150,812
	3/20/2019	—	—	—	—	56,521	$94.47	2,363,290
Todd Ford	—	75,000	150,000	150,000	—	—	—	—
	3/20/2019	—	—	—	27,887	—	—	2,634,485
	3/20/2019	—	—	—	—	20,824	$94.47	870,706
Mark Riggs	—	45,000	90,000	90,000	—	—	—	—
	3/20/2019	—	—	—	7,968	—	—	752,737
	3/20/2019	—	—	—	—	5,950	$94.47	248,785
Steven Winter	—	100,000	200,000	200,000	—	—	—	—
	3/20/2019	—	—	—	11,952	—	—	1,129,105
	3/20/2019	—	—	—	—	8,925	$94.47	373,177

(1)

Each named executive officer participated in our fiscal 2020 bonus program under our Incentive Bonus Plan. As described in the “Corporate Performance Objectives” section of “Compensation Discussion and Analysis” beginning on page 38, half of each officer’s target bonus was earned based on the achievement of two corporate operating metrics, with the other half of each officer’s target bonus based on the officer’s individual performance. The amounts reported in these columns correspond only to the portion of each officer’s bonus that was tied to the achievement of the two corporate operating metrics. The amount in the “threshold” column reflects achievement of only one of the metrics, and the amount in the “target” column reflects achievement of both metrics. The amount in the “maximum” column reflects that the corporate performance objectives portion of the officer’s bonus is capped at 100%. The amount paid to each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2020 Summary Compensation Table, reflecting achievement of both metrics.

(2)

Represents restricted stock units granted under our 2016 Equity Incentive Plan. These awards vest in equal quarterly installments over four years of service, with the first installment vesting on June 20, 2019; provided, however, the vesting of the restricted stock units granted to Mr. Bernshteyn is subject to an additional condition relating to the performance of our common stock as explained in more detail under “CEO Performance Option” on page 49. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.

(3)

Represents stock options granted under our 2016 Equity Incentive Plan. These awards vest in equal monthly installments over four years of service, with the first installment vesting on April 20, 2019. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.

(4)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the named executive officer computed in accordance with FASB ASC Topic 718. See Note 11 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 20, 2020 for a discussion of the assumptions made in determining the grant date fair value of our equity awards.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END TABLE

The following table sets forth information regarding each unexercised stock option and restricted stock units held by each of our named executive officers as of January 31, 2020.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.

Some of the options granted to our named executive officers are immediately exercisable with respect to all of the option shares, subject to our repurchase right in the event the officer’s service terminates prior to vesting in the shares. We refer to option shares that are subject to our right of repurchase as “unvested shares” and those that are no longer subject to our right of repurchase as “vested shares.”

	Option Awards									Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Vested		Number of Securities Underlying Unexercised Options (#) Unvested		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested		Market Value of shares or units of stock that have not vested(1) ($)
Robert Bernshteyn	3/4/2015	251,195	(3)	—		—		3.92	3/03/2025	—		—
	2/1/2016	545,000	(4)	—		—		7.88	2/3/2026	—		—
	9/8/2016	453,437	(3),(5)	90,690		—		13.04	9/7/2026	—		—
	3/20/2017	112,243	(3)	46,219		—		23.70	3/15/2027	—		—
	3/20/2017	—		—		—		—	—	24,265	(7)	3,910,304
	3/20/2018	—		—		334,742	(6)	48.47	3/19/2028	—		—
	3/20/2018	—		—		—		—	—	47,581	(7)	7,667,678
	3/20/2019	11,775	(3)	44,746		—		94.47	3/19/2029	—		—
	3/20/2019	—		—		—		—	—	61,502	(7)	9,991,047
Todd Ford	2/1/2016	32,899	(4)	—		—		7.88	2/3/2026	—		—
	9/8/2016	12,032	(3)	13,750		—		13.04	9/7/2026	—		—
	3/20/2017	19,915	(3)	26,023		—		23.70	3/15/2027	—		—
	3/20/2017	—		—		—		—	—	13,662	(7)	2,201,631
	3/20/2018	31,360	(3)	37,063		—		48.47	3/19/2028	—		—
	3/20/2018	—		—		—		—	—	17,174	(7)	2,767,590
	3/20/2019	4,338	(3)	16,486		—		94.47	3/19/2029	—		—
	3/20/2019	—		—		—		—	—	22,659	(7)	3,651,498
Mark Riggs	10/23/2017	—		13,534	(2)	—		35.43	11/29/2027	—		—
	12/20/2017	—		—		—		—	—	7,218	(8)	1,163,181
	3/20/2018	2	(3)	7,413		—		48.47	3/19/2028	—		—
	3/20/2018	—		—		—		—	—	3,435	(7)	553,550
	3/20/2019	535	(3)	4,711		—		94.47	3/19/2029	—		—
	3/20/2019	—		—		—		—	—	6,474	(7)	1,043,285
Steven Winter	9/2/2016	90,689	(2)	90,688		—		13.04	9/7/2026	—		—
	3/20/2018	9,408	(3)	11,119		—		48.47	3/19/2028	—		—
	3/20/2018	—		—		—		—	—	5,152	(7)	830,245
	3/20/2019	1,859	(3)	7,066		—		94.47	3/19/2029	—		—
	3/20/2019	—		—		—		—	—	9,711	(7)	1,564,927

(1)	In accordance with SEC rules, market value is based on $161.15, the closing price of our common stock on the last trading day of the fiscal year.
(2)

Option vests over four years of service from the vesting commencement date specified above, with 25% of the option shares vesting after one year of service and an additional 1/48th of the option shares vesting monthly thereafter.

(3)	Option vests over four years of service from the vesting commencement date specified above, with 1/48th of the option shares vesting monthly.
(4)

Option vests over four years of service from the vesting commencement date specified above, with 1/36th of the option shares vesting after one year of service and an additional 1/36th of the option shares vesting monthly thereafter.

(5)	Option was also subject to a performance condition, which has been achieved.
(6)

Option is subject to a performance condition, which has not been achieved. The performance condition required that the average closing price of our common stock during any sixty-one (61) trading day period equal or exceed $171.75 per share within five (5) years following the Option Grant Date and continued service. Assuming satisfaction of the performance condition, option will vest in equal monthly increments over four years of service from the vesting commencement date specified above or, if later, on the date the performance condition is achieved. If the performance condition had been met as of January 31, 2020, 153,423 shares would have been exercisable and 181,319 shares would not yet have met the service-based vesting requirements.

(7)	Represents the unvested portion of an RSU award that vests over four years of service from the vesting commencement date specified above, with 1/16th of the RSUs vesting quarterly.
(8)

Represents the unvested portion of an RSU award that vests over four years of service from the vesting commencement date specified above, with 25% of the RSU award vesting after one year from the vesting commencement date and an additional 1/16th of the RSUs vesting quarterly.

FISCAL 2020 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares our named executive officers acquired upon exercise of options and vesting of restricted stock units during our 2020 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Robert Bernshteyn	758,700	93,982,451	54,750	7,156,521
Todd Ford	275,000	30,219,251	23,790	3,099,211
Mark Riggs	11,858	1,031,225	6,629	863,986
Steven Winter	136,032	15,383,746	4,531	604,138

(1)	Value realized is based on the closing price of our common stock on the date of exercise less the exercise price multiplied by the number of shares exercised.
(2)	Value realized is based on the closing price of our common stock on the vesting date multiplied by the number of RSUs vested.

FISCAL 2020 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL BENEFITS

Severance Benefits

In October 2019, each of our named executive officers entered into an amended and restated severance and change in control agreement which provides for severance payments and benefits in the event of certain qualifying terminations of employment. These amended and restated severance and change in control agreements replaced the original severance and change in control agreements that were entered into upon the completion of our initial public offering and were due to terminate automatically on October 12, 2019, the third anniversary of the completion of our initial public offering. The amended and restated severance and change in control agreements will terminate automatically on October 12, 2022. Pursuant to these amended and restated agreements, if Mr. Bernshteyn’s employment is terminated by us without cause or he resigns for good reason, he is eligible to receive a lump sum cash payment equal to 12 months of his base salary and target bonus (or, if such termination or resignation occurs within 3 months prior to or 12 months after a change in control, 18 months of his base salary and target bonus) plus reimbursed or continued health benefits for a period of up to 18 months, whether or not such termination or resignation occurs within 3 months prior to or 12 months after a change in control. If the employment of one of our other named executive officers is terminated by us without cause, other than as described below in connection with a change in control, the officer is eligible to receive a lump sum cash payment equal to 6 months of the officer’s base salary plus reimbursed or continued health benefits for a period of up to 6 months. If the named executive officer’s employment is terminated by us without cause or the officer resigns for good reason, in either case within 3 months prior to or 12 months after a change in control, the officer will be eligible to receive a lump sum severance payment equal to 12 months of the officer’s base salary and target bonus plus reimbursed or continued health benefits for a period of up to 12 months. In addition, in the event of a qualifying termination of employment within 3 months prior to or 12 months after a change in control, our named executive officers’ outstanding equity awards will accelerate as described in “Equity Acceleration” below. These severance payments and benefits are contingent on the named executive officer’s execution of a release of claims and, if requested, resignation from our board of directors.

Equity Acceleration

Unless we provide otherwise when an equity award is granted, vesting of the equity awards granted to our named executive officers will accelerate in full in the event the employment of the officer is terminated without cause or he or she resigns for good reason, in either case within 3 months prior to, or 12 months after, a change in control. In the case of the performance option granted to Mr. Bernshteyn in fiscal 2019, this acceleration will only apply to the extent the option remains outstanding following a change in control. In addition, Mr. Bernshteyn was granted an option to purchase 545,000 shares of our common stock in February 2016 that will accelerate with respect to 50% of the then-unvested shares if his employment is terminated by us without cause or he resigns for good reason at any time.

CEO Performance Option

All or a portion of the performance option granted to Mr. Bernshteyn in fiscal 2019 will be cancelled in connection with a change in control if the closing price of our common stock on the trading day prior to the change in control (the “CIC price”) is less than the stock price target applicable to the option of $171.75 per share. If the CIC price is less than $110.11, which represents the midpoint between the exercise price applicable to the option and the stock price target, the option will be cancelled. If the CIC price is in between $110.11 and $171.75, the number of option shares cancelled will be determined by linear interpolation. Any portion of the option that remains outstanding will vest pursuant to the service-based vesting schedule applicable to the option.

For purposes of the severance and acceleration payments and benefits described above, the terms “cause,” “change in control” and “good reason” have the following meanings:

“Cause” means an officer’s unauthorized use or disclosure of our confidential information or trade secrets which causes material harm, material breach of any agreement with us, material failure to comply with our written policies or rules, conviction of a felony, gross negligence or willful misconduct, continuing failure to perform assigned duties or failure to cooperate in good faith with a governmental or internal investigation.

“Good Reason” means a substantial adverse change in the officer’s responsibilities, authority, powers, functions or duties, a material reduction in the officer’s base salary, a substantial reduction in benefits other than certain across-the-board reductions, or a requirement that the officer relocate more than 50 miles.

“Change in control” means a sale of all or substantially all our assets, consummation of a merger of the company with or into another entity if our capital stock represents less than 50% of the voting power of the surviving entity or its parent, or, in the case of Messrs. Bernshteyn and Ford, any person acquires ownership of more than 50% of our voting stock, or certain changes in the composition of our board of directors.

In addition, pursuant to our equity plans, an outstanding award held by an active service provider will accelerate in full if it is not continued, assumed or substituted with an equivalent award in connection with a change in control.

The following table reflects the potential payments and benefits to which our named executive officers would be entitled under the arrangements described above, assuming that both a change in control (if applicable) and termination of employment occurred on January 31, 2020 (the last day of our 2020 fiscal year).

Name	Cash Severance ($)	Equity Acceleration(1) ($)		Total ($)
Robert Bernshteyn
Termination without Cause or Resignation for Good Reason	1,033,000	—		1,033,000
Change in Control Termination	1,033,000	75,489,895	(2)	76,522,895
Todd Ford
Termination without Cause	216,500	—		216,500
Change in Control Termination	433,000	19,509,638		19,942,638
Mark Riggs
Termination without Cause	166,500	—		166,500
Change in Control Termination	333,000	5,610,937		5,943,937
Steven Winter
Termination without Cause	216,500	—		216,500
Change in Control Termination	433,000	17,551,022		17,984,022

(1)

Reflects the number of options, shares and/or RSUs vesting, multiplied by the closing price of a share of our common stock on January 31, 2020 less (in the case of options) the exercise price per share.

(2)

Includes acceleration of 277,177 shares subject to the performance stock option granted to Mr. Bernshteyn on March 20, 2018 as approximately 83% of the performance condition would have been satisfied on January 31, 2020.

CEO PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Robert Bernshteyn (our “CEO”):

For fiscal 2020:

•	the median of the annual total compensation of our employees was $174,198;

•	the annual total compensation of our CEO was $10,593,102; and

•

the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 61 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on January 31, 2020, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population. As permitted by SEC rules we excluded approximately 286 employees of entities that we acquired in fiscal 2020. Thus, our employee population used to determine our median employee, after taking into consideration the adjustments described above, consisted of approximately 1,425 individuals.

To identify our median employee, we chose to use base wages and target variable cash compensation for the 12-month period from February 1, 2019 through January 31, 2020. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during 2019 for hourly employees and actual salary paid for our remaining employees.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the average applicable exchange rates in effect during January 2020. For permanent employees hired during fiscal 2020, we annualized their salary or base pay as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustments.

Once we determined our median employee, we then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the Fiscal 2020 Summary Compensation Table as set forth in this proxy statement.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices.

PROPOSAL THREE—ADVISORY (NON-BINDING) VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with SEC rules, stockholders are being asked to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a “Say-on-Pay” proposal.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the principal objectives and philosophy of our executive compensation programs are to attract, fairly compensate, appropriately incentivize, and retain our executives in a manner that aligns their long-term interests with those of our stockholders.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosure includes “Executive Compensation — Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Coupa’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

This vote is advisory and therefore not binding on our Board or our Compensation Committee. Our Board and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

PROPOSAL #3	TO APPROVE (ON AN ADVISORY BASIS) THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 31, 2020.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders(3)	7,064,217	17.28	9,007,628
Equity compensation plans not approved by stockholders	—	—	—

Total	7,064,217	17.28	9,007,628

(1)	The weighted average exercise price does not take into account outstanding RSUs.
(2)

This information is with respect to the 2006 Stock Plan (the “2006 Plan”), the 2016 Equity Incentive Plan (the “2016 Plan”) and the 2016 Employee Stock Purchase Plan (the “2016 ESPP”). The 2016 Plan is the successor to and continuation of the 2006 Plan. As of the effective date of our initial public offering, no additional awards were to be granted under the 2006 Plan, but all stock awards granted under the 2006 Plan remain subject to their existing terms. Included in this column are no shares available for future issuance under the 2006 Stock Plan, 7,687,737 shares available for future issuance under the 2016 Plan, and 1,319,891 shares available for future issuance under the 2016 ESPP. This column does not reflect 3,226,448 shares that were added to the 2016 Plan and 645,289 shares that were added to the 2016 ESPP at the beginning of the 2021 fiscal year pursuant to the stockholder approved terms of such plans.

(3)	All of our equity compensation plans have been approved by stockholders.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 2, 2020 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 66,640,922 shares of common stock outstanding at April 2, 2020. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or that will become exercisable within 60 days of April 2, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
Named Executive Officers and Directors:
Robert Bernshteyn(1)	1,554,982	2.3%
Steven Winter(2)	87,624	*
Todd Ford(3)	127,498	*
Mark Riggs(4)	2,891	*
Roger Siboni(5)	98,910	*
Leslie Campbell(6)	173,209	*
Tayloe Stansbury(7)	39,679	*
Scott Thompson(8)	64,916	*
Frank van Veenendaal(9)	172,285	*
All Executive Officers and Directors as a Group (9 persons)(10)	2,321,994	3.4%

5% Stockholders:
Morgan Stanley(11)	7,072,292	10.6%
The Vanguard Group(12)	5,703,639	8.6%
Prudential Financial, Inc.(13)	4,762,724	7.1%
Jennison Associates LLC(14)	4,716,221	7.1%
BlackRock, Inc.(15)	4,704,120	7.1%
FMR LLC(16)	4,208,810	6.3%
T. Rowe Price Associates, Inc.(17)	4,054,582	6.1%

*	Less than 1 percent.

(1)

Consists of (i) 181,297 shares of common stock held by Mr. Bernshteyn and (ii) 1,373,685 shares of common stock issuable to Mr. Bernshteyn pursuant to options exercisable within 60 days of April 2, 2020.

(2)	Consists of (i) 5,886 shares of common stock held by Mr. Winter, and (ii) 81,738 shares of common stock issuable to Mr. Winter pursuant to options exercisable within 60 days of April 2, 2020.
(3)	Consists of (i) 17,707 shares of common stock held by Mr. Ford and (ii) 109,971 shares of common stock issuable to Mr. Ford pursuant to options exercisable within 60 days of April 2, 2020.
(4)	Consists of 2,891 shares of common stock issuable to Mr. Riggs pursuant to options exercisable within 60 days of April 2, 2020.
(5)

Consists of (i) 8,307 shares of common stock held by Mr. Siboni, (ii) 88,893 shares of common stock issuable to Mr. Siboni pursuant to options exercisable within 60 days of April 2, 2020, and (iii) 1,710 shares of common stock issuable to Mr. Siboni pursuant to RSUs which vest within 60 days of April 2, 2020.

(6)

Consists of (i) 40,174 shares of common stock held by Ms. Campbell, (ii) 131,325 shares of common stock issuable to Ms. Campbell pursuant to options exercisable within 60 days of April 2, 2020 and (iii) 1,710 shares of common stock issuable to Ms. Campbell pursuant to RSUs which vest within 60 days of April 2, 2020.

(7)

Consists of (i) 8,307 shares of common stock held by Mr. Stansbury, (ii) 29,662 shares of common stock issuable to Mr. Stansbury pursuant to options exercisable within 60 days of April 2, 2020 and (iii) 1,710 shares of common stock issuable to Mr. Stansbury pursuant to RSUs which vest within 60 days of April 2, 2020.

(8)

Consists of (i) 8,307 shares of common stock held by Mr. Thompson, (ii) 54,899 shares of common stock issuable to Mr. Thompson pursuant to options exercisable within 60 days of April 2, 2020 and (iii) 1,710 shares of common stock issuable to Mr. Thompson pursuant to RSUs which vest within 60 days of April 2, 2020.

(9)

Consists of (i) 69,619 shares of common stock held by Mr. van Veenendaal, (ii) 1,710 shares of common stock issuable to Mr. van Veenendaal pursuant to RSUs which vest within 60 days of April 2, 2020, (iii) 32,228 shares of common stock held by Frank van Veenendaal 2016 Grantor Retained Annuity Trust, (iv) 32,228 shares of common stock held by Leslie van Veenendaal 2016 Grantor Retained Annuity Trust and (v) 36,500 shares of common stock held by van Veenendaal Revocable Trust.

(10)	Includes 1,881,434 shares of common stock issuable pursuant to RSUs and options exercisable within 60 days of April 2, 2020 held by 9 executive officers and directors as a group.
(11)

Based solely on information reported on a Schedule 13G/A with the SEC on February 12, 2020 and which information may not be current as of April 2, 2020, Morgan Stanley and Morgan Stanley Investment Management, Inc., the additional reporting person, each has shared voting power over 6,289,542 shares of common stock and shared dispositive power over 7,072,292 shares of common stock. The address of the reporting persons is 1585 Broadway, New York, NY 10036.

(12)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 12, 2020 and which information may not be current as of April 2, 2020, The Vanguard Group has sole voting power over 35,370 shares of common stock, shared voting power over 11,290 shares of common stock, sole dispositive power over 5,664,508 shares of common stock and shared dispositive power over 39,131 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(13)

Based solely on information reported on a Schedule 13G filed with the SEC on January 29, 2020 and which information may not be current as of April 2, 2020. According to the Schedule 13G, Prudential has the sole power to vote or direct the vote of 76,244 shares of common stock, shared power to vote or direct the vote over 4,431,271 shares of common stock, the sole power to dispose or direct the disposition of 76,244 shares of common stock and shared power to dispose or direct the disposition over 4,629,587 shares of common stock. Prudential is acting as a parent holding company for a number of its relevant entities that beneficially own the shares being reported, including The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, Jennison, which is reported as beneficially owning 5% or more of our shares, and Quantitative Management Associates LLC. The address of Prudential is 751 Broad Street, Newark, NJ, 07102-3777.

(14)

Based solely on information reported on a Schedule 13G filed with the SEC on February 4, 2020 and which information may not be current as of April 2, 2020, Jennison Associates LLC has sole voting power over 4,516,030 shares of common stock and shared dispositive power over 4,716,221 shares of common stock. Jennison Associates LLC (“Jennison”) furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, however, the shares of common stock reported on Jennison’s 13G are included in the shares reported on the 13G filed by Prudential. The address of Jennison is 466 Lexington Avenue New York, NY 10017.

(15)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2020 and which information may not be current as of April 2, 2020, BlackRock, Inc. has sole voting power over 4,278,091 shares of common stock and sole dispositive power over 4,704,120 shares of common stock. The address the reporting person is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(16)

Based solely on information reported on a Schedule 13G filed with the SEC on February 7, 2020 and which information may not be current as of April 2, 2020. According to the Schedule 13G, FMR LLC has the sole power to vote or direct the vote of 877,461 shares of common stock and the sole power to dispose or direct the disposition of 4,208,810 shares of common stock, and Abigail P. Johnson has the sole power to dispose or direct the disposition of 4,208,810 shares of common stock. FMR LLC is acting as a parent holding company for a number of its relevant entities that beneficially own the shares being reported, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Personal Trust Company, FSB, FMR Co., Inc., which is reported as beneficially owning 5% or more of our shares, and Strategic Advisers LLC. Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(17)

Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2020 and which information may not be current as of April 2, 2020, T. Rowe Price Associates, Inc. has sole voting power over 971,047 shares of common stock and sole dispositive power over 4,054,582 shares of common stock. The address of the reporting parties is 100 E. Pratt Street, Baltimore, Maryland 21202.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons, we believe that during our fiscal year ended January 31, 2020, all Section 16(a) filing requirements were satisfied on a timely basis.

Certain Relationships and Related Party Transactions

TRANSACTIONS SINCE BEGINNING OF FISCAL 2020

In addition to the compensation arrangements with our directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since February 1, 2019 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Amended and Restated Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement that provides certain holders of our capital stock with certain registration rights under the Securities Act of 1933, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Commercial Agreement

Morgan Stanley was a counterparty to certain capped call transactions with us, an initial purchaser in the offering of our Convertible Senior Notes due 2025 (the “2025 Notes”), a customer of ours and held more than 10% of our voting common stock during the year ended January 31, 2020. In June 2019, we paid fees of approximately $29.7 million to Morgan Stanley who was one of the counterparties to the capped calls that we purchased in connection with the issuance of the 2025 Notes. Morgan Stanley also earned fees in the form of a discount on the price of the 2025 Notes of $8.0 million for acting as an initial purchaser of the 2025 Notes. For the year ended January 31, 2020, the accounts receivable balance and the amount of subscription revenue that we recognized from this customer were not material.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Change in Control Arrangements

Certain of our executive officers have agreements in place that provide for certain benefits in the event of a change in control. For more information regarding these benefits, see “Executive Compensation—Severance and Change in Control Benefits.”

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, beneficial owners of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Procedural Matters

ANNUAL MEETING

The Annual Meeting will be held exclusively by webcast at http://www.meetingcenter.io/262276226.

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of April 2, 2020. You should login to the Annual Meeting beginning at approximately 11:45 a.m. Pacific Time on the date of the Annual Meeting. The meeting will begin promptly at 12:00 p.m. Pacific Time. If you would like to enter the meeting as a guest in listen-only mode, click on the “I am a guest” button after entering the meeting center at http://www.meetingcenter.io/262276226 and enter the information requested on the following screen.

Holders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. As of the Record Date, we had 66,640,922 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Coupa will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.

At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the director identified in this proxy statement to serve as Class I director until the annual meeting held in 2023 and until his successor is duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021; and

(3)	To approve named executive officer compensation (on an advisory basis) for the fiscal year ending January 31, 2020.

The votes required to approve the proposals are as follows:

•

Proposal One—The election of a director requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individual who receives the largest number of votes cast “for” is elected as director. As a result, any shares not voted “for” the nominee (whether as a result of withholding, abstention or a broker non-vote) will not be counted in the nominee’s favor.

•

Proposal Two—The affirmative vote of a majority of votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

Proposal Three—The affirmative vote of a majority in voting power of all votes cast is required to approve (on an advisory basis) named executive officer compensation. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes will have no effect on the outcome of this proposal. Abstentions count as votes against this proposal.

Our board of directors unanimously recommends that you vote your shares:

•	“FOR” the nominee for election as Class I director listed in Proposal One;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2021; and

•	“FOR” the approval (on an advisory basis) of our named executive officer compensation.

VOTING

Stockholders of record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the Annual Meeting.

Beneficial owners—Many Coupa stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice was forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Permitted Voting Methods

Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting. Shares held beneficially in street name may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card, if you have requested one, or follow the voting directions described below, so that your vote will be counted if you later decide not to attend the meeting.

Stockholder of record—If you are a stockholder of record, there are three ways to vote without attending the Annual Meeting:

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Via the Internet—You may vote by proxy via the Internet by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.

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By Telephone—You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll-free number found on the proxy card.

•	By Mail—If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Beneficial owners—If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.

Quorum; Abstentions and Broker Non-Votes

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws, or bylaws, and Delaware state law. The presence, in person or by proxy, of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Except as otherwise expressly provided by our amended and restated certificate of incorporation, or certificate of incorporation, or by law, the holders of shares of common stock will vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of Coupa. Each holder of common stock will have the right to one vote per share of common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“withhold,” or “abstain”) with respect to a particular matter.

Under the General Corporation Law of the State of Delaware and our bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

In the event you fail to give proper voting instructions:

Stockholder of record—If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•	sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a stockholder of record and you do not return a proxy card and do not vote your shares, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Brokerage Firms

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors and the advisory vote on executive compensation.

Please note that brokers may not vote your shares on the election of directors or the approval (on an advisory basis) of our named executive officer compensation in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Additional Matters

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocation of Vote

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (i) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (ii) by attending the Annual Meeting and voting electronically (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by later making a timely and valid Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (i) by submitting new voting instructions to your broker, trustee or other nominee or (ii) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting.

Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent so as to be delivered to our principal executive offices, Attention: Corporate Secretary.

Confidentiality

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coupa or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Results

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K within four business days after the Annual Meeting.

COSTS OF SOLICITATION

The company will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Coupa may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

INSPECTOR OF ELECTIONS

The inspector of elections will be a representative from Computershare Trust Company, N.A.

ADDITIONAL INFORMATION ABOUT THE PROXY MATERIALS

In accordance with SEC rules, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 13, 2020, we will mail to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained at www.envisionreports.com/COUP. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, fees, and impact on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Corporate Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Our principal executive offices are located at 1855 S. Grant Street, San Mateo, CA 94402. Our telephone number at that location is (650) 931-3200.

Any written requests for additional information, copies of the proxy materials and fiscal 2020 Annual Report, notices of stockholder proposals, recommendations for candidates to our board of directors, communications to our board of directors or any other communications should be sent to the address above.

Stockholder Proposals and Director Nominations

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2021 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2021 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary no later than December 14, 2020, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, our bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by our board of directors or any committee thereof or any stockholder, who (i) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, (ii) is entitled to vote at such meeting, and (iii) has delivered written notice to our Corporate Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Our bylaws also provide that the only business that may be conducted at an annual meeting is business that is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors (or any committee thereof) or (iii) properly brought before the meeting by a stockholder who has delivered written notice to our Corporate Secretary no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is not less than 90 days nor more than 120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2021 annual meeting of stockholders is between January 27, 2021 and February 26, 2021.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

Recommendation of director candidates—You may recommend candidates to our board of directors for consideration by our nominating and corporate governance committee by following the procedures set forth above in “Board of Directors and Corporate Governance”—Stockholder Recommendations for Nominations to the Board of Directors.”

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary. A copy of our bylaws is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com. All notices of proposals by stockholders, whether or not included in Coupa’s proxy materials, should be sent to our principal executive offices, Attention: Corporate Secretary.

Other Matters

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as Coupa may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed, or by executing and returning a proxy card, if you have requested one, in the envelope provided.

THE BOARD OF DIRECTORS

San Mateo, California

April 10, 2020

C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext Admission Ticket MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 Your vote matters – here’s how to vote! ADD 3 ADD 4 ADD 5 You may vote online or by phone instead of mailing this card. ADD 6 Online Go to www.envisionreports.com/COUP or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/COUP Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominee listed, FOR Proposal 2 and FOR Proposal 3. 1. Election of one Class I director to serve until the 2023 annual meeting: + For Withhold 01—Scott Thompson For Against Abstain For Against Abstain 2. Ratify the appointment of Ernst & Young LLP as independent 3. Advisory (non-binding) vote to approve named executive registered public accounting firm for fiscal year ending officer compensation. January 31, 2021. Note: Such other business may as properly come before the annual meeting or any adjournment thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND U P X 4 5 6 3 4 4 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/COUP IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Coupa Software Incorporated + Notice of 2020 Annual Meeting of Stockholders to be held virtually via the internet Proxy Solicited by Board of Directors for Annual Meeting on May 27, 2020. Robert Bernshteyn and Todd Ford, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Coupa Software Incorporated to be held on May 27, 2020, via webcast at http://www.meetingcenter.io/262276226 (enter password COUP2020), or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as indicated by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominee listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +